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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Buffalo Wild Wings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BUFFALO WILD WINGS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held
May 15, 2013

TO THE SHAREHOLDERS OF BUFFALO WILD WINGS, INC.:

        You are cordially invited to attend our 2013 Annual Meeting of Shareholders, to be held at the Marriott Minneapolis West/St. Louis Park, 9960 Wayzata Blvd., Minneapolis, Minnesota 55426, at 9:00 a.m. Central Daylight Time on Wednesday, May 15, 2013, for the following purposes:

  1.
  To elect members of the Board of Directors, thereby setting the number of members of the Board of Directors at seven.

  2.
  To advise in a non-binding vote to approve the compensation of our executive officers as disclosed in the attached proxy statement, or a "say-on-pay" vote.

  3.
  To ratify the appointment of our independent registered public accounting firm for fiscal year ending December 29, 2013.

  4.
  To take action on any other business that may properly come before the meeting or any adjournment thereof.

        Accompanying this Notice of Annual Meeting is a Proxy Statement, form of Proxy, and our Annual Report on Form 10-K for the year ended December 30, 2012.

        Only shareholders of record as shown on our books at the close of business on March 19, 2013 will be entitled to vote at our 2013 Annual Meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.

        We encourage you to attend the meeting, but whether or not you plan to attend the 2013 Annual Meeting, please submit your completed proxy via phone, mail or internet as soon as possible. Proxies are revocable and will not affect your right to vote in person in the event you revoke the proxy and attend the meeting. The prompt return of proxies will help us avoid the unnecessary expense of further requests for proxies.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Shareholders
to be held on May 15, 2013:
The Notice, Proxy Statement, Form of Proxy and Annual Report on Form 10-K are available at
http://www.cstproxy.com/buffalowildwings/2013

BY ORDER OF THE BOARD OF DIRECTORS,

Dated:	April 5, 2013 Minneapolis, Minnesota	Sally J. Smith President and Chief Executive Officer

BUFFALO WILD WINGS, INC.

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
to be held
May 15, 2013

        Our Board of Directors is soliciting proxies from our shareholders to vote their shares of Common Stock at the Buffalo Wild Wings, Inc. 2013 Annual Meeting of Shareholders to be held on Wednesday, May 15, 2013, at the location and for the purposes set forth in the Notice of Annual Meeting, and at any adjournment thereof. Buffalo Wild Wings, Inc. is referred to in this document as "we," "us," "our," and the "company."

        The cost of soliciting proxies, including the preparation, assembly, and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of stock, will be borne by us. Our directors, officers, and regular employees may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

        Any shareholder giving a proxy may revoke it any time prior to its use at the 2013 Annual Meeting by giving written notice of such revocation to the Secretary or any one of our other officers or by filing a later dated written proxy with one of our officers. Personal attendance at the 2013 Annual Meeting is not, by itself, sufficient to revoke a proxy unless written notice of the revocation or a later dated proxy is delivered to an officer before the revoked or superseded proxy is used at the 2013 Annual Meeting. Proxies will be voted as directed therein. Proxies which are signed by shareholders, but which lack specific instruction with respect to any proposal, will be voted in favor of the number and slate of directors proposed by the Board of Directors and listed herein, for the say-on-pay approval, and for the ratification of our independent registered accounting firm.

        The presence at the Annual Meeting in person or by proxy of the holders of a majority of our outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. If a broker returns a "non-vote" proxy, indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote proxy shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall otherwise not be deemed to have been voted on such matter. As a result, an abstention as to any proposal will have no effect on the outcome of any proposal, except it will have the same effect as a vote against the ratification of our independent registered accounting firm.

        The mailing address of the principal executive office of Buffalo Wild Wings is 5500 Wayzata Boulevard, Suite 1600, Minneapolis, Minnesota 55416. We expect that this Proxy Statement, the related Form of Proxy, and Notice of Annual Meeting will first be mailed to shareholders on or about April 5, 2013

Important Notice Regarding the Availability of Proxy Materials
for the Meeting of Shareholders to be Held on May 15, 2013:
The Notice, Proxy Statement, Form of Proxy and Annual Report on Form 10-K are available at
http://www.cstproxy.com/buffalowildwings/2013

OUTSTANDING SHARES AND VOTING RIGHTS

        Our Board of Directors has fixed March 19, 2013 as the record date for determining shareholders entitled to vote at the 2013 Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote. At the close of business on the record date, there were 18,757,239 shares of our Common Stock issued and outstanding. The Common Stock is our only outstanding class of capital stock. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the 2013 Annual Meeting. Holders of Common Stock are not entitled to cumulative voting rights. All references to shares and stock prices in this proxy statement have been adjusted as applicable to reflect our 2-for-1 stock split on June 15, 2007.

        Under applicable Minnesota law, the voting requirement for each proposal included in this proxy statement is as follows: 1) The election of the nominees to the Board of Directors requires the affirmative vote of a plurality of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter; 2) The say-on-pay proposal will be deemed to have received advisory approval if it receives more FOR votes than AGAINST votes from the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter; and 3) The ratification of the auditors requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, provided that such majority must be greater than 25% of our outstanding shares.

        If a shareholder indicates on their proxy that they wish to abstain from voting, including brokers holding their customer's shares who cause abstentions to be recorded, these shares are considered present and entitled to vote at the annual meeting and those shares will count toward determining whether or not a quorum is present at the meeting. However, these shares will not be taken into account in determining the outcome of any of the proposals. A shareholder (including a broker) who does not give authority to vote, or withholds authority to vote, on a certain proposal will not be considered present and entitled to vote on that proposal.

        If a shareholder who holds their shares through a broker does not give instructions to the broker as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against "routine" proposals, such as the ratification of the auditors. Brokers cannot vote on their customers' behalf on "non-routine" proposals such as the election of directors or approval of the compensation of our named executive officers. These rules apply to brokers holding our shares even though our common stock is traded on the NASDAQ Global Market. If a broker votes shares that are unvoted by its customers for or against a "routine" proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of "routine" proposals. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, a "broker non-vote" occurs and those shares will be counted for the purpose of establishing a quorum, but not for determining the outcome of those proposals. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table provides information as of the record date concerning the beneficial ownership of our Common Stock by (i) the named executive officers in the Summary Compensation Table, (ii) each of our directors, (iii) all current directors and executive officers as a group, and (iv) each shareholder who we know beneficially owns more than 5% of our outstanding Common Stock. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them.

Name or Identity of Group	Number of Shares Beneficially Owned(1)	Percent of Class(1)
Sally J. Smith(2)	89,842	*
James M. Schmidt(3)	61,998	*
Mary J. Twinem(4)	76,971	*
Judith A. Shoulak(5)	36,438	*
Kathleen M. Benning(6)	31,652	*
Dale M. Applequist	9,524	*
Robert W. MacDonald	1,000	*
Warren E. Mack	23,720	*
J. Oliver Maggard	3,638	*
Michael P. Johnson	12,952	*
James M. Damian(7)	4,962	*
Jerry R. Rose	1,695	*
All Current Executive Officers and Directors as a Group (15 Individuals)(8)	354,392	1.9%
BlackRock, Inc.(9)	1,377,425	7.3%
40 East 52nd Street
New York, NY 10022
Citadel Investment Group II, L.L.C.(10)	959,297	5.1%
Citadel Advisors Holdings LP
Citadel Investment Group II, L.L.C.
Kenneth Griffin
c/o Citadel LLC
131 S. Dearborn Street, 32nd Street
Chicago, IL 60603
FMR LLC(11)	1,180,840	6.3%
82 Devonshire Street
Boston, MA 02109
Franklin Resources, Inc.(12)	1,002,716	5.3%
Charles B. Johnson
Rupert H. Johnson, Jr.
Franklin Advisers, Inc.
One Franklin Parkway
San Mateo, CA 94403-1906
S.A.C. Capital Advisors, L.P.(13)	930,600	5.0%
S.A.C. Capital Advisors, Inc.
Sigma Capital Management, LLC
Steven A. Cohen
72 Cummings Point Road
Stamford, CT 06902
The Vanguard Group(14)	1,107,104	5.9%
100 Vanguard Blvd.
Malvern, PA 19355
Wellington Management Company, LLP(15)	1,259,836	6.7%
280 Congress Street
Boston, MA 02210

*
Less than 1% of the outstanding shares of Common Stock.

(1)
Under the rules of the SEC, shares not actually outstanding are deemed to be beneficially owned by an individual if such individual has the right to acquire the shares within 60 days. Pursuant to such SEC Rules, shares deemed beneficially owned by virtue of an individual's right to acquire them are also treated as outstanding when calculating the percent of the class owned by such individual and when determining the percent owned by any group in which the individual is included. Percentages are based on 18,757,239 shares of our Common Stock outstanding as of March 19, 2013.
(2)
Includes 400 shares held by Ms. Smith's daughter and 25,251 shares which may be purchased by Ms. Smith upon exercise of currently exercisable options or options exercisable within 60 days of March 19, 2013. This total does not include 11,234 shares issuable in settlement of restricted stock units that are not scheduled to vest until March 12, 2015.
(3)
Includes 14,425 shares that may be purchased by Mr. Schmidt upon exercise of currently exercisable options or options exercisable within 60 days of March 19, 2013. Also includes 8,212 shares issuable in settlement of stock units credited to Mr. Schmidt's account under the Company's Deferred Compensation Plan, settlement of which may occur upon his separation from service. This total does not include 2,808 shares issuable in settlement of restricted stock units that are not scheduled to vest until March 12, 2015.
(4)
Includes 11,897 shares that may be purchased by Ms. Twinem upon exercise of currently exercisable options or options exercisable within 60 days of March 19, 2013. Also includes 10,482 shares issuable in settlement of stock units credited to Ms. Twinem's account under the Company's Deferred Compensation Plan, settlement of which may occur upon her separation from service. This total does not include 2,808 shares issuable in settlement of restricted stock units that are not scheduled to vest until March 12, 2015.
(5)
Includes 15,072 shares that may be purchased by Ms. Shoulak upon exercise of currently exercisable options or options exercisable within 60 days of March 19, 2013.
(6)
Includes 13,000 shares that may be purchased by Ms. Benning upon exercise of currently exercisable options or options exercisable within 60 days of March 19, 2013.
(7)
Includes 3,870 shares held in a revocable trust for the benefit of the reporting person. Also includes 145 shares held in a trust for the benefit of the reporting person's son and Mr. Damian disclaims beneficial ownership over these shares.
(8)
Includes 84,297 shares that may be purchased by current executive officers and directors upon exercise of currently exercisable options or options exercisable within 60 days of March 19, 2013.
(9)
Information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. ("BlackRock") on February 7, 2013. BlackRock is the parent holding company of investment adviser subsidiaries that hold shares of our common stock: BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co., Ltd. and BlackRock Investment Management (UK) Limited. BlackRock, Inc. has sole voting and dispositive power with respect to 1,377,425 shares.
(10)
Information is based on a Schedule 13G jointly filed with the SEC on March 6, 2013 by Citadel Advisors LLC ("Citadel Advisors"), Citadel Advisors Holdings LP ("CAH"), Citadel Investment Group II, L.L.C. ("CIG-II") and Mr. Kenneth Griffin with respect to shares of common stock (and options to purchase common stock) owned by Surveyor Capital Ltd., ("SC"), Citadel Equity Fund Ltd. ("CEF"), and Citadel Securities LLC ("Citadel Securities"). Citadel Advisors is the portfolio manager for SC and CEF. CAH is the managing member of Citadel Advisors. Citadel Holdings I LP ("CH-I"), is the non-member manager of Citadel Securities. CIG-II is the general partner of CH-I and CAH. Mr. Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, CIG-II. By virtue of these arrangements, CIG-II and Mr. Griffin have shared voting and dispositive power with respect to 959,297 shares.
(11)
Information is based on a Schedule 13G/A filed with the SEC by FMR LLC on February 14, 2013. Fidelity Management & Research Company ("Fidelity"), a subsidiary of FMR, LLC, is the beneficial owner of 1,180,840 shares of common stock. Edward C. Johnson 3d, as Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, each has sole dispositive power with respect to 1,180,840 shares. Neither FMR LLC nor Edward C. Johnson has the power to vote or direct the voting of shares. Fidelity carries out voting of the shares pursuant to written guidelines established by the Fidelity Funds' Boards of Trustees.
(12)
Information is based on a Schedule 13G/A filed with the SEC on February 11, 2013 by Franklin Resources, Inc. ("FRI"), Charles B. Johnson, Rupert H. Johnson and Franklin Advisers, Inc., which reported sole voting power and sole dispositive power among the following investment management subsidiaries of FRI: Franklin Advisors, Inc. has sole voting power with respect to 908,032 shares and sole dispositive power with respect to 945,495 shares; Franklin Templeton Investments (Asia) Ltd. has sole voting and sole dispositive power with respect to 2,170 shares; Franklin Templeton Portfolio Advisors, Inc. has sole voting and sole dispositive power with respect to 45,284 shares; and Franklin Trust Company International has sole voting and sole dispositive power with respect to 9,767 shares. Charles B. Johnson and Rupert H. Johnson, Jr. are the principal stockholders of FRI.
(13)
Information is based on a Schedule 13G filed with the SEC on January 1, 2013 by S.A.C. Capital Advisors, L.P. ("SACLP"), S.A.C. Capital Advisors, Inc. ("SACCap"), Sigma Capital Management, LLC ("Sigma") and Steven A. Cohen. SACLP, SACCap and Mr. Cohen may be deemed to beneficially own 605,600 shares by virtue of shared voting and dispositive power, and Sigma and Mr. Cohen may be deemed to share beneficial ownership of 325,000 shares also by virtue of shared voting and dispositive power, in each case pursuant to investment management agreements and Mr. Cohen's control over SACCap and Sigma. Each of SACLP, SACCap, Sigma and Mr. Cohen disclaims beneficial ownership of any shares of common stock as none of them directly own any shares.
(14)
Information is based on a Schedule 13G/A filed with the SEC by The Vanguard Group on February 11, 2013. In its capacity as investment advisor, The Vanguard Group has sole voting power with respect to 25,565 shares, sole dispositive power with respect to 1,081,539 shares and shared dispositive power with respect to 25,565 shares.
(15)
Information is based on a Schedule 13G filed with the SEC on February 14, 2013 by Wellington Management Company, LLP, in its capacity as investment adviser to clients who own the shares. Wellington Management Company, LLP has shared voting power with respect to 949,231 shares and shared dispositive power with respect to 1,259,836 shares.

 CORPORATE GOVERNANCE

        Our business affairs are conducted under the direction of the Board of Directors in accordance with the Minnesota Business Corporation Act and our Articles of Incorporation and Bylaws. Members of the Board of Directors are informed of our business by discussing matters with management, reviewing materials provided to them, and participating in meetings of the Board of Directors and its committees. The corporate governance practices that we follow are summarized below.

Independence

        The Board has determined that a majority of its members are "independent directors" as defined by the listing standards of The Nasdaq Stock Market. The independent directors serving on the Board during fiscal year 2012 were Dale M. Applequist, Robert W. MacDonald, Warren E. Mack, J. Oliver Maggard, Michael P. Johnson, James M. Damian and Jerry R. Rose. In determining independence, the Board considered that Mr. Mack is an attorney with Fredrikson & Byron, which provides legal services to us, and that Mr. Rose was an executive of Cargill, Inc., from whom we purchase commodities in the ordinary course of business. It was determined that these relationships do not interfere with either Mr. Mack's or Mr. Rose's ability to exercise independent judgment in carrying out the responsibilities of a director.

Code of Ethics & Business Conduct

        The Board has approved a Code of Ethics & Business Conduct, which applies to all of our employees, directors, and officers, and also a Code of Ethics ("Executive Code of Ethics"), which applies to our principal executive officer, principal financial officer, principal accounting officer, controller, executive and senior vice presidents, and vice presidents. The Codes address such topics as protection and proper use of our assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, conflicts of interest, and insider trading. The Codes are available free of charge on our website at www.buffalowildwings.com and are available in print to any shareholder who sends a request for a paper copy to Buffalo Wild Wings, Inc., Attn. Investor Relations, 5500 Wayzata Boulevard, Suite 1600, Minneapolis, Minnesota 55416. We intend to include on our website any amendment to, or waiver from, a provision of our Executive Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or controller and relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K.

Meeting Attendance

        Board and Committee Meetings.    During fiscal 2012, the Board held four (4) meetings. Each director attended at least 75% of the meetings of the Board and the committees on which such director served.

        Annual Meeting of Shareholders.    Our policy is that all directors are expected to attend our annual meetings of shareholders. If a director is unable to attend an annual meeting, the director must send a written notice to our Secretary at least one week prior to the meeting. All of the directors serving on our Board at the time, attended our 2012 annual meeting of shareholders.

Executive Sessions of the Board

        An executive session of independent directors is generally held at the time of each regular Board meeting.

Board Leadership Structure and Role in Risk Oversight

        Our principles of corporate governance give the Board the authority to choose whether the roles of Chairman of the Board and Chief Executive Officer are held by one person or two people. The principles also give the Board the authority to change this policy if it deems it best for the company at any time.

Currently, two separate people serve in the positions of Chief Executive Officer and Chairman of the Board of our company. We believe that our current leadership structure is optimal for our company at this time.

        Our Chief Executive Officer and Chairman have an excellent relationship that has given the Chief Executive Officer the freedom to successfully manage the company under the strong and insightful guidance of the Board. Our Board has seven independent members and one non-independent member, which is our Chief Executive Officer. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of the Board by the non-executive chairman, benefits our company and our shareholders. All our independent directors have demonstrated leadership in other organizations and are familiar with Board processes.

        While each of the committees of the Board evaluate risk in their respective areas of responsibility, our Governance Committee is primarily responsible for overseeing the company's risk management processes on behalf of the full Board. We believe that employing a committee specifically focused on our company's risk profile is beneficial, given the increased importance of monitoring risks in the current economic and business climate. We employ a risk manager that oversees day-to-day company risks as well as long-term and strategic risk management. The Governance Committee meets with the risk manager at every regular meeting to hear a report on risk assessment, and the risk manager is given the opportunity for an executive session with the Governance Committee. The Governance Committee discusses the company's risk profile, and the Governance Committee reports to the full Board on the most significant risk issues.

        While the Board and the Governance Committee oversee the company's risk management team, company management is ultimately responsible for day-to-day risk management activities. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board leadership structure supports this approach.

Committees of the Board

        Our Board of Directors has established the following committees: Audit Committee, Compensation Committee, Governance Committee, Executive Committee, and Compliance Committee.

        Audit Committee.    The Audit Committee reviews, in consultation with our independent registered public accounting firm, our financial statements, accounting and other policies, accounting systems, internal audit reports, and the adequacy of internal controls for compliance with corporate policies and directives. The Audit Committee is responsible for the engagement of our independent registered public accounting firm and reviews other matters relating to our relationship with our independent registered public accounting firm. The Audit Committee also oversees the administration of our related party transactions policy, which is described in "Certain Relationships and Related Transactions" on page 36. The "Report of Audit Committee" is included on page 38. The Audit Committee held ten (10) meetings during fiscal 2012.

        The current members of the Audit Committee are J. Oliver Maggard, Chair, Robert W. MacDonald, James M. Damian, and Jerry R. Rose. All members of the Audit Committee are "independent directors" as defined by the listing standards of The Nasdaq Stock Market and meet the additional independence criteria for audit committee members set forth in the listing standards and SEC Rule 10A-3. The Board has determined that J. Oliver Maggard and Jerry R. Rose are "audit committee financial experts" as defined by Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We acknowledge that the designation of Mr. Maggard and Mr. Rose as audit committee financial experts does not impose on Mr. Maggard or Mr. Rose any duties, obligations, or liability greater than the duties, obligations, and liability imposed on Mr. Maggard or Mr. Rose as a member of the Audit Committee and the Board of Directors in the absence of such designation or identification.

        Compensation Committee.    The Compensation Committee develops and administers compensation policies and plans and is responsible for producing the "Compensation Committee Report," which is on page 27 of this Proxy Statement. The Compensation Committee designs and oversees our compensation programs for our Chief Executive Officer, Chief Operating Officer, Executive Vice Presidents, Senior Vice Presidents and Vice President, General Counsel. Our independent directors are responsible for final approval of the Chief Executive Officer's compensation. The Compensation Committee is vested with the same authority as the Board of Directors with respect to the granting of awards and the administration of our equity and non-equity plans. As part of its annual performance review of the Chief Executive Officer, which is conducted in connection with recommending the Chief Executive Officer's compensation, the Compensation Committee may interview other executive officers. In determining compensation for other executive officers, the Compensation Committee takes into account recommendations from the Chief Executive Officer, among other factors. The Compensation Committee held six (6) meetings during fiscal 2012.

        The current members of the Compensation Committee are Michael P. Johnson, Chair, Dale M. Applequist, J. Oliver Maggard, and James M. Damian. All members of the Compensation Committee are "independent directors" as defined by the listing standards of The Nasdaq Stock Market; "non-employee directors" as defined by Rule 16b-3 of the Exchange Act; and "outside directors" as defined in Section 162(m) of the Internal Revenue Code. All of the committee members also meet the additional independence criteria for compensation committee members set forth in the listing standards and SEC Rule 10C-1 promulgated under the Exchange Act.

        In setting 2012 compensation, the Compensation Committee retained The Delves Group as its compensation consultant. The Delves Group was retained by and reported directly to the Compensation Committee. The Compensation Committee consulted with The Delves Group regarding the company's compensation plans, policies, and annual programs, with Mr. Delves attending most of the Committee's meetings. The Delves Group primarily assisted the Compensation Committee with review of equity compensation trends and did not provide any other consulting services to the Company. In 2012, the Compensation Committee retained Frederic W. Cook and Co. as compensation consultant. We have concluded that the work of the compensation consultant in fiscal 2012 did not raise any conflict of interest.

        Governance Committee.    The Committee, acting as a nominating committee, screens and recommends to the Board of Directors candidates for nomination. The Committee also recommends to the Board the members of various committees, addresses corporate governance matters and oversees company risk management. The current members of the Governance Committee are Dale M. Applequist, Chair, Robert W. MacDonald, Michael P. Johnson and Jerry R. Rose. All members of the Governance Committee are independent directors. The policies of the Governance Committee are described more fully in the "Governance Committee Report" on page 9. The Governance Committee held five (5) meetings during fiscal 2012.

        Executive Committee.    During the intervals between meetings of the Board of Directors, the Executive Committee has all the powers of the Board in the management of our business, properties and affairs, including any authority to take action provided in our Bylaws to be taken by the Board, subject to applicable laws. The Executive Committee, however, is not authorized to fill vacancies of the Board or its committees, declare any dividend or distribution or take any action which, pursuant to the Bylaws, is required to be taken by a vote of a specified portion of the whole Board. The members of the Executive Committee are Warren E. Mack, Chair, Sally J. Smith, J. Oliver Maggard, and James M. Damian. The Executive Committee held zero meetings during fiscal 2012.

        Compliance Committee.    On December 4, 2008, to comply with Nevada gaming laws, the Board formed a Compliance Committee, which is empowered to exercise its best efforts to identify and evaluate situations arising in the course of our business that may adversely affect the objectives of gaming control. The Compliance Committee must have at least three members and must include a director of the company and at least one person who is familiar with gaming regulatory laws and procedures and is independent of the company. The three members of the Compliance Committee are Warren E. Mack, our Chief Operating Officer, and an outside independent member. Our Compliance Committee reports to our Board and advises our Board if any activities are inappropriate, after investigation. It may use any of our resources and use whatever means it deems appropriate in conducting any such investigation. The Compliance Committee held four (4) meetings during fiscal 2012.

Communications with the Board

        Shareholders may communicate directly with the Board of Directors. All communications should be directed to our Corporate Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no specific director is named, the communication will be forwarded to the entire Board. The communication will not be opened before being forwarded to the intended recipient, but it will go through normal security procedures. Shareholder communications to the Board should be sent to:

Emily C. Decker VP, General Counsel and Secretary
Buffalo Wild Wings, Inc.
5500 Wayzata Boulevard, Suite 1600
Minneapolis, MN 55416

Compensation to Non-Employee Directors

        Cash Compensation.    In addition to being reimbursed for out-of-pocket expenses incurred while attending Board or committee meetings, the non-employee directors received the following annual cash compensation in 2012. The fees are paid quarterly.

Board (non-chair) members	$30,000
Board chair	$50,000
Non-chair members of Audit, Compensation, Governance and Compliance Committees	$8,000
Non-chair members of Executive Committee	$4,000
Chairs of Audit and Compensation Committees	$16,000
Chair of Governance Committee	$10,000
Chair of Executive Committee	$5,000

        Equity Compensation.    The non-employee directors are entitled to an annual grant of fully-vested stock units for the number of shares equal to $60,000 divided by the stock price on the date of grant. In 2012, each of our outside directors received a grant of 695 shares, which shares were issued to the directors on May 3, 2012. In 2013, the annual grants will be made May 16, 2013, which is the second day of the May Board Meeting. Upon the initial election of a non-employee director on a subsequent date, such director would be entitled to receive the foregoing grant on a pro rata basis.

        Deferred Compensation.    Our Deferred Compensation Plan permits the directors to defer up to 100% of compensation, including fees and restricted stock grants. Currently, no director has elected to defer any portion of compensation.

        Director Compensation Table.    The table below summarizes the compensation paid by us to our non-employee directors during fiscal year 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Dale M. Applequist	$48,000	$59,999	$107,999
Robert W. MacDonald	$46,000	$59,999	$105,999
Warren E. Mack	$43,000	$59,999	$102,999
J. Oliver Maggard	$58,000	$59,999	$117,999
Michael P. Johnson	$54,000	$59,999	$113,999
James M. Damian	$70,000	$59,999	$129,999
Jerry R. Rose	$46,000	$59,999	$105,999

(1)
The amounts consist of the cash fees paid to the non-employee directors as described in "Cash Compensation" above.
(2)
The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, of restricted stock unit awards made under our 2012 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 1(w) to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2012 filed with the Securities and Exchange Commission.

        As of December 30, 2012, one non-employee director held vested, unexercised stock options; J. Oliver Maggard held 1,334 vested, unexercised stock options.

GOVERNANCE COMMITTEE REPORT

        The Governance Committee is comprised of independent directors. In accordance with its written charter, as well as the principles of corporate governance adopted by the Board of Directors and the nominating policies, the Governance Committee assists the Board of Directors with fulfilling its responsibilities regarding any matters relating to corporate governance, including selection of candidates for our Board of Directors. Its duties include oversight of: the principles of corporate governance by which Buffalo Wild Wings and the Board are governed; the codes of ethical conduct and legal compliance by which Buffalo Wild Wings and its directors, executive officers, employees, and agents are governed; policies for evaluation of the Board and the chairperson; policies for election and reelection of directors; and policies for succession planning for the Chief Executive Officer, Board chairperson, and other Board leaders. In addition, the Committee is responsible for annually reviewing the composition of the Board, focusing on the governance and business needs and requirements of Buffalo Wild Wings, screening of director candidates and recommending nominees to the Board, evaluating the performance of directors, recommending director compensation to the Board and recommending the reelection of directors who are performing effectively and who continue to provide a competency needed on the Board. Our principles of corporate governance provide that there should be at least seven directors on the Board, with a majority being independent.

        The Governance Committee will consider candidates for nomination as a director recommended by shareholders, directors, third-party search firms, and other sources. In evaluating director nominees, a candidate should have certain minimum qualifications, including being able to read and understand basic financial statements, being familiar with our business and industry, having high standards of personal ethics and mature judgment, being able to work collegially with others, having commitment to shareholder value and being willing to devote the necessary time and energy to fulfilling the Board's responsibility of oversight of us. Independent directors are not permitted to serve on more than three other boards of for-profit companies, and management personnel are not permitted to serve on more than one other board of a for-profit company. In addition, factors such as the following may be considered:

  •
  appropriate size and diversity of the Board;

  •
  needs of the Board with respect to particular talent and experience;

  •
  the knowledge, skills and experience of nominees, including experience in the industry in which the Company operates, business, finance, management or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

  •
  familiarity with domestic and international business affairs;

  •
  legal and regulatory requirements;

  •
  experience with accounting rules and practices;

  •
  appreciation of the relationship of our business to the changing needs of society; and

  •
  desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by a new member.

        With respect to the first bullet-point above, the Governance Committee may consider a number of features in its evaluation of the Board's diversity, including geography, age, gender, ethnicity, and business experience. As indicated above, diversity is just one factor in the total mix of information the Board may consider when evaluating director candidates.

        Shareholders who wish to recommend one or more persons as a director candidate must provide a written recommendation to our Secretary. Notice of a recommendation must include the shareholder's name, address, and the number of Buffalo Wild Wings shares owned, along with information with respect to the person being recommended, i.e. name, age, business address, residence address, current principal occupation, five-year employment history with employer names and a description of each employer's business, the number of shares beneficially owned by the prospective nominee, whether such person can read and understand basic financial statements, and other board memberships, if any. The recommendation must be accompanied by a written consent of the prospective nominee to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. We may require a nominee to furnish additional information that may be needed to determine the eligibility of the nominee.

        Shareholders who wish to present a proposal at an annual meeting of shareholders must provide a written notice to our Secretary at the address below. For each proposal, the notice must include a brief description of the matter to be brought before the meeting, the reasons to bring the matter before the meeting, the shareholder's name, address, and number of shares owned, and any material interest that the shareholder may have in the proposal. The Secretary will forward the proposals and recommendations to the Governance Committee. See "Shareholder Proposals" on page 38.

Emily C. Decker, VP, General Counsel and Secretary
Buffalo Wild Wings, Inc.
5500 Wayzata Boulevard, Suite 1600
Minneapolis, MN 55416

        A copy of the current Governance Committee Charter can be found on Buffalo Wild Wings' website at www.buffalowildwings.com.

Members of the Governance Committee Dale M. Applequist, Chair Robert W. MacDonald Michael P. Johnson Jerry R. Rose

 ELECTION OF DIRECTORS
(Proposal #1)

        Our Bylaws provide that the number of directors shall be the number set by the shareholders. The Bylaws require that we have at least one director. In accordance with our principles of corporate governance, which require at least seven directors, and the recommendations of the Governance Committee, the Board set the number of directors at seven (7) and selected the persons listed below as nominees to be elected at the 2013 Annual Meeting of Shareholders. Unless otherwise instructed, the Proxies will be voted to elect the seven nominees listed below, thereby setting the number of members of the Board at seven

        If elected, the individuals listed below shall serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. All of the nominees are members of the current Board of Directors. If, prior to the 2013 Annual Meeting of Shareholders, it should become known that any one of the following individuals will be unwilling or unable to serve as a director after the 2013 Annual Meeting by reason of resignation, death, incapacity, or other unexpected occurrence, the Proxies will be voted for such substitute nominee(s) as may be selected by the Board of Directors. Alternatively, the Proxies may, at the Board's discretion, be voted for such fewer number of nominees that may result from such resignation, death, incapacity, or other unexpected occurrence. The Board of Directors has no reason to believe that any of the following nominees will withdraw or be unable to serve.

Name	Age	Position with Buffalo Wild Wings	Director Since
Sally J. Smith(4)	55	President, Chief Executive Officer and Director	1996
Dale M. Applequist(2)(3)	65	Director	1997
Warren E. Mack(4)(5)	68	Director	1994
J. Oliver Maggard(1)(3)(4)	58	Director	1999
Michael P. Johnson(2)(3)	65	Director	2006
James M. Damian(1)(3)(4)	62	Chairman of the Board	2006
Jerry R. Rose(1)(2)	62	Director	2010

(1)
Member of Audit Committee
(2)
Member of Governance Committee
(3)
Member of Compensation Committee
(4)
Member of Executive Committee
(5)
Member of Compliance Committee

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE DIRECTORS.

Business Experience and Qualifications

        Sally J. Smith has served as our Chief Executive Officer and President since July 1996. She served as our Chief Financial Officer from 1994 to 1996. Prior to joining Buffalo Wild Wings, she was the Chief Financial Officer of Dahlberg, Inc., the manufacturer and franchisor of Miracle-Ear hearing aids, from 1983 to 1994. Ms. Smith began her career with KPMG LLP, an international accounting and auditing firm. Ms. Smith is a CPA. Ms. Smith serves on the boards of Alerus Financial Corporation and the National Restaurant Association, where she served as chairperson in 2011.

        Ms. Smith has led our company through significant growth and success. Her financial background gives her focus on the details of restaurant economics and her involvement in the National Restaurant Association exposes her to the current issues in the restaurant industry. Her election as 2011 chairperson demonstrates that she is respected as an industry leader.

        Dale M. Applequist served as President and Chief Executive Officer of Cash Plus, Inc., an advertising agency that he co-founded, from 1978 to 1998. He also was a partner and director of Campbell-Mithun Advertising, LLC from 1990 to 1998.

        Mr. Applequist comes to our company with experience as both an entrepreneur and as a Chief Executive Officer. He has marketing experience in many industries, including retail, restaurants and hospitality. He is a resource for our research and marketing departments and has extensive institutional knowledge from his years acting as a director with our company.

        Warren E. Mack has been an attorney with the law firm of Fredrikson & Byron, P.A. since 1969, serving as its Chairman from 1999 to 2004, its President from 1985 to 1997 and as a director from 1978 to 2004. Fredrikson & Byron, P.A. provides legal services to us. Mr. Mack served as our Interim Chairman from August 2007 to February 2008. Mr. Mack also serves on the boards of several charitable organizations.

        Mr. Mack is a long-time member of our Board who brings vast institutional knowledge to the current Board. He has board experience in academia, businesses and law firms, which gives him extensive corporate governance knowledge. He has been both a Chief Executive Officer and Chairman of the Board, which gives him insight into the relationship between those two roles.

        J. Oliver Maggard has served as Managing Partner of Caymus Partners LLC, an investment banking firm, since October 2002. From January 1995 to October 2002, Mr. Maggard was a Managing Director and Partner of Regent Capital Management Corp., a private equity firm which he co-founded. Prior to founding Regent Capital, Mr. Maggard held various positions with Bankers Trust Company, Kidder Peabody & Company, Inc., Drexel Burnham Lambert Incorporated, and E.F. Hutton & Co. Mr. Maggard also serves as a director of Phoenix Aromas & Essential Oils, LLC.

        Mr. Maggard has significant financial experience and brings strong leadership to the Board and the Audit Committee. He understands the intricacies of restaurant-level financials as well as how they have an impact on the financials of the overall company.

        Michael P. Johnson has served as President and CEO of J & A Group, LLC, a small business and management consulting company, since June 2008. In March 2008, Mr. Johnson retired as Senior Vice President and Chief Administrative Officer of The Williams Companies, Inc., a publicly-held natural gas producer, processor, and transporter, having joined The Williams Companies in 1998. From 1991 to 1998, Mr. Johnson served in various officer-level positions for Amoco Corporation, most recently as Vice President of Human Resources. Mr. Johnson serves on the Board of Directors of QuikTrip Corporation, CenterPoint Energy, Inc. and Patriot Coal Corp. Mr. Johnson also serves on the boards of several charitable organizations and foundations.

        Mr. Johnson brings to our Board significant experience in corporate strategy development, human resources and organizational development. He has senior management experience in leading global organizations through all business cycles and large-scale organizational change, which has made him an important resource to our company in the area of strategy development and aligning the organization and people to successfully implement the strategy. Mr. Johnson chairs our Compensation Committee and is an advocate for utilizing best practices in the area of corporate governance.

        James M. Damian served as Senior Vice President of Best Buy's Enterprise Design Group from 1998 to 2010, prior to which he held various positions with Howard Sant Partnerships, a London architectural firm; Harvey Nichols, a London-based luxury retailer; B. Altman & Co.; R. H. Macy & Co.; and Hindsgaul Mannequins Worldwide of Copenhagen, New York and Paris. Mr. Damian was appointed to serve as the Chairman of our Board in February 2008. He also serves on the boards of several charitable organizations.

        While at Best Buy, Mr. Damian was responsible for reinventing the experience of shopping in mass specialty retail. He uses this experience to bring to our company the relentless pursuit of new concepts that go against the grain and challenge the status quo. He also has expertise in concept development and guest experience and how these transfer to an international model that fits in other cultures.

        Jerry R. Rose served as Corporate Vice President of Cargill, Inc. from 2004 to September 2012. He was a member of the Corporate Center and a platform leader for the Cargill Animal Nutrition, Animal Protein & Salt Platform and the Cargill BioFuels, BioIndustrial & Emerging Business Platform. He joined Cargill in 1973 and had various accounting and executive positions with the company. Mr. Rose is a past Chairman of the Malcolm Baldrige Award Board of Overseers.

        Mr. Rose brings to the Board financial experience, as well as a wealth of knowledge on international business. He has senior management experience in a large global organization and is an important resource to the Company as it expands both domestically and internationally.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION AND EXECUTIVE SUMMARY

        The Compensation Discussion and Analysis ("CD&A") describes our executive compensation program, including the objectives and elements of compensation as well as determinations made by the Compensation Committee, regarding our named executive officers:

  •
  Sally J. Smith, President and Chief Executive Officer

  •
  James M. Schmidt, Chief Operating Officer

  •
  Mary J. Twinem, Executive Vice President and Chief Financial Officer

  •
  Judith A. Shoulak, Executive Vice President of North American Operations

  •
  Kathleen M. Benning, Executive Vice President of Global Brand and Business Development

        The objective of our executive compensation program is to enable the company to recruit, retain and motivate a highly qualified management and leadership team by providing market-based levels of compensation in a way that builds a strong team at the top as a model for the entire organization. Our overall executive compensation design philosophy reflects our Compensation Committee's desire to align management's actions with the interests of our shareholders. Accordingly, a substantial percentage of the compensation for our named executive officers is at risk and based primarily on company performance. Our executives, as a team and individually, will benefit from larger rewards when performance objectives are exceeded and conversely will receive lower or no rewards when performance falls below targeted levels.

        Buffalo Wild Wings is focused on profitable growth that builds shareholder value. To accomplish this goal, we attract, motivate, retain, and fairly reward executive talent with a total competitive compensation plan composed of three main elements, which we collectively refer to as "total direct compensation": (1) base salaries; (2) annual cash incentive compensation; and (3) equity incentive compensation in the form of performance-based restricted stock units ("performance shares") and stock options. The Committee makes its compensation design decisions based on the following principles: holding executives accountable for the Company's goals, ensuring alignment with shareholder interests, encouraging employee engagement and optimizing results.

        2012 was another successful year for Buffalo Wild Wings. We continued to deliver on our strategy to remain a category-leading, high-growth concept and deliver excellent shareholder returns.

Company Highlights for 2012

  •
  We increased our presence with 74 net additional restaurants in North America, ending the year with 891 locations in 49 states and Canada.

  •
  We achieved strong results for the year as company-owned same-store sales grew by 6.6% and franchised restaurant same-store sales grew 6.5%.

  •
  These increases helped to drive a 32.6% increase in revenue and helped us surpass the one billion dollar mark in revenue for 2012. Revenue consists of sales at company-owned restaurants and royalties collected from sales at franchised restaurants.

  •
  We achieved strong sales in new and existing restaurants to deliver net earnings growth of 13.6%. We provided substantial value to our shareholders with earnings per diluted share of $3.06 for the year.

  •
  We kept our focus on long-term success by investing in technology and innovation both at the restaurants and in the Home Office.

2012 Executive Compensation Summary

        Performance-Based Pay.    As a direct result of our success in 2012, performance on many of our incentive measures exceeded our pre-established financial targets. Performance related to each of these measures is explained further in this CD&A on pages 13 through 27. Our fiscal 2012 financial performance, our performance for the previous three years and the individual performance of our executive officers, served as key factors in determining compensation for 2012, including as follows:

  •
  Annual Cash Incentive Program:  Revenue, restaurant openings, net income and same store sales are the key metrics in our named executive officers' annual cash incentive program. These metrics give us a balanced approach to evaluating annual company performance.

  •
  The Company exceeded its Revenue goal by achieving 102% of its Revenue target.

  •
  The Company achieved 91.5% of its Net Income target.

  •
  The Company achieved its goal of positive same store sales for each quarter and exceeded its target for positive same store sales for the year.

  •
  The Company was 9 short of its company-owned restaurant openings target and 11 short of its franchised restaurant openings target.

  •
  Based on these performance results, the annual cash incentive program payout for 2012 for the named executive officers was 104% of the target amount.

  •
  Equity Incentive Program:  Our equity incentive program consists of performance shares and options. The performance shares constitute the vast majority of the equity incentive program and are dependent on three-year cumulative net income growth. We chose cumulative net income growth because it aligns directly with total shareholder return. For the 2010-2012 performance period, the Company exceeded its maximum net income growth goal, which resulted in a payout at maximum (i.e. 200% of target).

        Other Compensation Actions.    The Committee increased Ms. Smith's annual incentive target opportunity to 100% and her equity incentive target opportunity to 150%. These actions were taken to bring her total target direct compensation closer to the median target total direct compensation level of comparable peer group executives. In addition, the Committee granted special one-time restricted stock unit awards of 11,234, 2,808 and 2,808 units, respectively, to Ms. Smith, Mr. Schmidt and Ms. Twinem that will vest on the third anniversary of the grant date, March 12, 2012. The purpose of these special awards was to serve as an additional retention tool for these key executives.

Executive Compensation Program Highlights

  •
  The compensation of our named executive officers is reviewed and established annually by the Compensation Committee, the members of which are independent directors, as defined by the SEC and NASDAQ. The CEO's compensation is approved by all the independent directors of the full Board.

  •
  We believe that a substantial portion of the compensation for our executives should be at risk and received only to the extent Buffalo Wild Wings and the executive accomplish goals approved by the Compensation Committee and the Board.

  •
  The Committee engages an independent compensation consultant to advise on the compensation program design and provide comparison data.

  •
  The Committee utilizes a peer group of 15 restaurant companies as one factor to determine executive compensation. This allows the Committee to ensure competitiveness in the market. This peer group did not change from 2010 to 2011. In September 2012, the Committee made adjustments to the peer group to better match the company as it has grown.

  •
  We believe the executives and directors should have an appropriate equity interest in order to align their interests with those of our shareholders. Thus we have stock ownership guidelines in place for executive officers and directors.

  •
  Each of our named executive officers is party to an employment agreement that contains change of control provisions. Consistent with best practices, no tax gross-ups are provided to offset any tax liability for any change in control separation payments.

  •
  The company provides a deferred compensation program and the following limited perquisites; a) executive physicals and enhanced insurance coverage; b) company cars or car allowances; and c) personal financial planning services.

  •
  Buffalo Wild Wings prepares and reviews with the Committee tally sheets of each named executive officer. This information is used by the Committee to understand the implications of its decisions on compensation for the named executive officers.

TOTAL REWARDS PHILOSOPHY

        As a long-term growth company, our Total Rewards Philosophy strives to maximize the principles of accountability, alignment, engagement and optimization among our Team Members. Our philosophy is to "pay for performance" by designing our compensation programs to reward Team Members for company and individual success.

        Our philosophy is supported by four specific Total Rewards Principles, which serve as the guiding framework to our specific compensation programs and approaches we use to drive performance.

 Total Rewards Principles

Principle	Purpose
Accountability	•	Ensures financial rewards are aligned with executive's line of sight (function, division and/or geography)
	•	Maintains a consistent link between performance, rewards and results
	•	Rewards quantitative and qualitative results
Alignment	•	Ensures that all compensation plans are appropriately aligned with the interests of shareholders and other Team Members across geographies, business units and across chain of command
Engagement	•	Promotes a high level of urgency, motivation and inspiration
	•	Makes the link between pay and performance clear
	•	Promotes teamwork and collaboration
Optimization	•	Encourages Team Members and teams to achieve extraordinary results
	•	Rewards exceptional performance with exceptional pay

        Our executive compensation program is structured so that our base salaries are positioned around the median of the competitive market. We set aggressive annual and long-term goals in order to drive behaviors and results that will provide shareholder value that meets or exceeds expectations. Our annual and long-term incentive plans are designed so that we provide total rewards that are commensurate with actual results. We believe that a substantial portion of the compensation for our executives should be at risk and received only to the extent Buffalo Wild Wings and the executive accomplish goals approved by the Compensation Committee and the Board. At-risk compensation comprises a greater percentage of target total direct compensation for our executives than other Team Members.

Material Elements of the Executive Compensation Program

Compensation Element	Form(s) of Compensation	Objective	Performance Metrics
Base Salary	Cash	To provide a competitive level of cash compensation to attract and retain executive talent	Fixed component of pay, however individual performance can influence increases.
Annual Cash Incentive Program	Cash	To encourage and reward executive officers in producing excellent financial and operational results and in achieving and exceeding the company's annual goals	Revenue, net income, same-store sales, restaurant openings, and individual objectives
Equity Incentive Program	Restricted stock units and stock options	To retain and motivate executive officers and to align their interests with the long-term interests of our shareholders	3-year cumulative net income for restricted stock units, stock options provide value only if stock price increases

Compensation Element	Form(s) of Compensation	Objective	Performance Metrics
Health, retirement and other benefits	Benefit plans generally available to all employees, as well as supplemental benefits available to executive officers	To provide competitive benefits that promote the health and well-being and provide retirement income for the executive officers	Not performance-based

        The allocation of target total direct compensation components for 2012 was approximately:

THE EXECUTIVE COMPENSATION PROCESS

The Role of the Compensation Committee

        The Compensation Committee met numerous times during 2012. Throughout the year, the Compensation Committee focused on compensation issues, market data and trends review and compensation program analysis and design. Our Chief Executive Officer, Chief Operating Officer and Senior Vice President of Talent Management attend the meetings on behalf of management, except when their own compensation is being discussed.

        The Compensation Committee's responsibilities are described in the Committee Charter and include the following:

  •
  Periodically review and approve the company's compensation philosophy, policies and programs that in the Committee's judgment support the company's strategy and are consistent with the long-term interest of shareholders.

  •
  Annually review each element of the program to improve alignment with the philosophy and goals of the company.

  •
  Adjust the compensation of the executive officers to align with the compensation philosophy.

  •
  Evaluate the Chief Executive Officer's performance against the company's goals and objectives and, based upon this evaluation, recommend to the independent directors of the Board the Chief Executive Officer's compensation. The Chief Executive Officer is not included in any discussions or decisions related to her pay.

  •
  Review the Chief Executive Officer's evaluations of the other executive officers' performance relative to their individual goals and objectives, her recommendations for the compensation of the other executive officers and newly hired and newly promoted executive officers, and approve the compensation of the other executive officers, including their employment agreements, change in control agreements, severance arrangements and special or supplemental benefits.

  •
  Review and approve the following compensation plans and any modifications subject to the rules of each plan: Equity Incentive Plan, Cash Incentive Plan, Deferred Compensation Plan, ESPP Plan and 401K Plan. Make recommendations to the Board for shareholder approval of any new or amended equity-based compensation plans.

  •
  Approve equity-based compensation for any employee subject to the requirements of Section 16 of the Exchange Act.

  •
  Ensure the effectiveness of the leadership development process by reviewing annual development plans with respect to the Chief Executive Officer and other executive officers.

The Role of the Compensation Consultant

        To assist in setting 2012 compensation, the Compensation Committee retained The Delves Group as its independent compensation consultant. In June 2012, the compensation committee retained Frederic W. Cook and Co., Inc. ("Cook & Co.") as its independent compensation consultant, replacing The Delves Group. Both The Delves Group and Cook & Co. report directly to the Committee, independent of management. Our Compensation Committee assessed the independence of both Cook & Co. and The Delves Group in accordance with SEC rules and concluded that the work of each consultant did not raise any conflict of interest that would prevent the consultant from independently advising the Compensation Committee. The Compensation Committee consults with the consultant regarding the company's compensation plans, policies, and annual programs and the consultant provides recommendations based on compensation trends and regulatory/compliance developments. The consultant does not provide any other consulting services to the Company.

The Role of the Chief Executive Officer

        After the end of each fiscal year, the Chief Executive Officer completes a performance evaluation for each executive officer, which includes an evaluation of performance against individual objectives. Based on these evaluations, the Chief Executive Officer makes a recommendation on the portion of the cash incentive tied to individual objectives that each executive officer should receive as well as a recommendation for each executive officer's base salary. The evaluations and recommendations are then provided to and discussed with the Compensation Committee, which makes the final compensation determinations for each executive officer. The Chief Executive Officer does not make any recommendations in relation to her own compensation.

        As noted earlier, key members of management also participate in the Committee meetings to discuss the Company's measures and performance targets. The Chief Executive Officer also has authority from the Committee to make compensation decisions for all employees below the executive officer level.

Outcome of the 2012 Shareholder Advisory Vote

        We conduct an annual shareholder advisory vote on the compensation of the Company's named executive officers. This vote is not binding on the company; however, the Compensation Committee will take into account the outcome of the vote when making future compensation decisions.

        Our 2012 Say-on-Pay proposal was supported by over 98% of our shareholders. Although the Compensation Committee always considers changes to the compensation programs to enhance effectiveness and alignment, it did not make any significant changes to the executive compensation program for 2012 because it felt that the compensation program fairly motivated and compensated executive officers, and because it believed the say-on-pay vote demonstrated the strong support of our shareholders for continuing the program in its existing form. For more information, see Proposal #2, ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION on pg 26.

PEER GROUP

        The Compensation Committee uses information gathered from our peer group as one of multiple factors in analyzing executive compensation. The compensation consultant assists the company in determining which companies belong in our peer group. The peer group used to inform 2012 compensation decisions consisted of 15 companies sharing similar business and size characteristics to ours (i.e. restaurants with revenues ranging from one-half to two times that of Buffalo Wild Wings). Peer group data is considered in determining both the compensation levels as well as the structure of the compensation programs. The peer group used to inform 2012 compensation was comprised of the following companies:

Chipotle Mexican Grill, Inc.	Sonic Corporation
Panera Bread Company	BJs Restaurants, Inc.
P.F. Chang's China Bistro, Inc.	Ruth's Hospitality Group, Inc.
Ruby Tuesday, Inc.	McCormick & Schmicks, Inc.
Texas Roadhouse, Inc.	Benihana, Inc.
Red Robin Gourmet Burgers, Inc.	California Pizza Kitchen
O'Charley's Inc.	Famous Daves of America, Inc.
CEC Entertainment, Inc.

        The Compensation Committee annually evaluates the composition of the peer group. In recognition of the company's growth, the Compensation Committee made changes to the list in September 2012. The new peer group is a group of retail companies that better matches the company's size. The new peer group was considered in determining 2013 compensation and is comprised of the following 20 companies:

Brinker International, Inc.	DineEquity, Inc.
Cracker Barrel Old Country Store, Inc.	Jos. A. Bank Clothiers, Inc.
Chipotle Mexican Grill, Inc.	Red Robin Gourmet Burgers, Inc.
Chico's FAS, Inc.	CEC Entertainment, Inc.
Panera Bread Company	rue21, Inc.
Ulta Salon, Cosmetics and Fragrance, Inc.	Hibbett Sports, Inc.
Cheesecake Factory, Inc.	Dunkin' Brands Group, Inc.
Bob Evans Farms, Inc.	BJ's Restaurants, Inc.
Ruby Tuesday, Inc.	Einstein Noah Restaurant Group, Inc.
Texas Roadhouse, Inc.	Caribou Coffee Co., Inc.

2012 EXECUTIVE COMPENSATION

Base Salary

        Base salary is the foundation of the compensation program in that most other major components of compensation are based on a relationship to base salary. Base salaries are reviewed annually, with the review occurring during the first quarter with new salaries generally going into effect at the beginning of the second quarter. The base salary for the Chief Executive Officer is determined by the Compensation Committee, with final approval by the independent directors, taking into consideration the results of a performance review, competitive market data, and the current level of total compensation, as well as written feedback from other executive officers. With respect to the other executive officers, the Compensation Committee approves final compensation decisions, taking into account the salary recommendations from the Chief Executive Officer, current level of total compensation, market median, individual contributions, changes in position or responsibility, and internal pay equity considerations. Base salary increases reflect the growth of the company as well as increased responsibilities of the executive officers that accompany that growth.

Base Salaries
	2012	2011	Percentage Increase
Sally J. Smith	$635,000	$585,000	8.5%
James M. Schmidt	$450,000	$375,000	20.0%
Mary J. Twinem	$405,000	$375,000	8.0%
Judith A. Shoulak	$355,000	$330,000	7.5%
Kathleen M. Benning	$300,000	$285,000	5.2%

        The Compensation Committee approved these adjustments based on the following:

        Ms. Smith—favorable performance in 2011, consideration for being below base salary market median, increased responsibilities as the company grows

        Mr. Schmidt—favorable overall performance following his 2011 promotion to Chief Operating Officer, consideration for being below base salary market median

        Ms. Twinem—favorable overall performance in 2011, increased responsibilities as the company grows

        Ms. Shoulak—favorable performance relating to increased responsibilities in 2011

        Ms. Benning—favorable performance relating to increased responsibilities in 2011

Annual Cash Incentive Compensation

        The 2012 annual cash incentive program for our Chief Executive Officer, Chief Operating Officer, and Executive Vice Presidents, has similar terms to the 2011 program. The criteria for earning incentive compensation under this program were the same for all executive officers, but the target annual incentive opportunity varied between the executive officers.

Target Annual Incentive Opportunities as Percentage of Base Salary
Chief Executive Officer	100%
Chief Operating Officer	80%
Executive Vice Presidents	75%

        The Compensation Committee believes that, as position and responsibility increase, a greater percentage of total compensation should be tied to company performance. The Compensation Committee selected and weighted the specific elements of this program based on its judgment that these were key factors in creating shareholder value. In the aggregate, the officers can earn varying amounts as percentage of base salary, but the officers were not guaranteed any cash incentive under this program. For instance, an officer would have received no cash incentive if none of the threshold levels were achieved with respect to the performance goals and no amount was awarded for his or her performance against individual objectives. Conversely, if all performance goals are achieved at maximum levels our named executive officers can earn up to 175% of their targeted payouts.

        The program rewards executives for overall company performance in the following categories:

  •
  Revenue;

  •
  Positive same-store sales overall for the year and for each fiscal quarter;

  •
  Net income; and

  •
  Gross company-owned and franchised restaurant openings.

        These elements were chosen because they were key operational elements that would indicate whether fiscal 2012 was successful. Revenue and net income are the key drivers of operational success, and thus these elements are weighted more heavily than the other elements.

        The program also offered the opportunity to earn cash incentives for achieving individual objectives. The Committee reviewed individual objectives for each executive when determining their personal cash incentive. The individual objectives for Sally Smith, our Chief Executive Officer, are agreed on at the beginning of each year between Ms. Smith and the Compensation Committee when the Committee reviews her performance for the previous year. The individual objectives for the remaining executive officers are agreed upon by the Chief Executive Officer and the respective executive officers and receive approval by the Compensation Committee. The actual amount of cash incentive payable upon achievement of individual objectives is determined by the Compensation Committee based on achievement of pre-established goals. A description of the annual cash incentive program is set forth below in more detail.

        The 2012 annual cash incentive program had the following key objective performance criteria:

  •
  Revenue:  We set a target revenue level for the year and paid our executives based on the performance achieved against the target. In 2012, the Company's revenue was $1,040,530,000 which was 102.0% of the target.

	Potential and Actual Payouts—Revenue (% of salary)
	94% of Target	Target Payout	110% of Target	Actual Payout
Chief Executive Officer	0%	21.0%	42.0%	31.8%
Chief Operating Officer	0%	17.0%	35.0%	25.3%
Executive Vice Presidents	0%	15.5%	32.0%	23.0%
  •
  Same-store Sales (1st element):  The annual incentive program has two same-store sales elements. The first element is whether the company achieves positive same-store sales in all four quarters. In 2012, the company achieved positive same-store sales all four quarters and thus paid out at the target payout.

	Potential and Actual Payouts—Same-store Sales by Quarter (% of salary)
	2 Quarters Positive	3 Quarters Positive	All 4 Quarters Positive	Actual Payout
Chief Executive Officer	1.2%	2.3%	4.5%	4.5%
Chief Operating Officer	1.0%	2.0%	3.5%	3.5%
Executive Vice Presidents	1.0%	2.0%	3.5%	3.5%
  •
  Same-store Sales(2nd element):  For the second same-store sales element, we set a target same-store sales increase level and paid our executives based on the performance achieved against the target. In 2012, the company's system-wide same-store sales increase was 6.5%, which was 187.5% of target.

	Potential and Actual Payouts—Same-store Sales Increase (% of salary)
	<50% of Target (but still positive)	Target Payout	185% or More of Target	Actual Payout
Chief Executive Officer	2.5%	11.0%	31.0%	31.0%
Chief Operating Officer	1.7%	8.7%	24.4%	24.4%
Executive Vice Presidents	1.7%	8.5%	23.8%	23.8%

  •
  Net Income:  We set a net income target level and paid our executives based on the performance achieved against the target. In 2012, the Company's adjusted net income was $55,501,677 which was 91.5% of the target.

	Potential and Actual Payouts—Net Income (% of salary)
	90% of Target	Target Payout	120% of Target	Actual Payout
Chief Executive Officer	0%	29.0%	54.0%	6.7%
Chief Operating Officer	0%	23.0%	41.0%	3.2%
Executive Vice Presidents	0%	21.5%	38.0%	3.0%
  •
  Gross Company-Owned Restaurant Openings:  We set a gross company-owned restaurant openings target level and paid our executives based on the performance achieved against that target. In 2012, the Company opened 9 fewer than target for company-owned locations, which was 85.0% of the target. The percentage of the target payout received matched the percentage of the target that was achieved, so the named executive officers received 85% of the target payout.

	Target and Actual Payouts— Gross Company-Owned Restaurant Openings
	Target Payout (% of salary)	Actual Payout (% of salary)
Chief Executive Officer	8.5%	7.2%
Chief Operating Officer	7.0%	6.0%
Executive Vice Presidents	6.0%	5.1%
  •
  Gross Franchised Restaurant Openings:  We set a gross franchised restaurant openings target level and paid our executives based on the performance achieved against that target. In 2012, the Company opened 11 fewer than target for franchised locations, which was 78.8% of the target. The percentage of the target payout received matched the percentage of the target that was achieved, so the named executive officers received 78.8% of the target payout.

	Target and Actual Payouts—Gross Franchised Restaurant Openings
	Target Payout (% of salary)	Actual Payout (% of salary)
Chief Executive Officer	5.0%	3.9%
Chief Operating Officer	4.0%	3.2%
Executive Vice Presidents	4.0%	3.2%
  •
  Individual Objectives.  In addition to the objective company performance goals identified above, the participants had the opportunity to earn compensation based on their individual performance against individual objectives.

Named Executive Officer	Target Payout (% of salary)	Actual Payout (% of salary)
Sally J. Smith	21.0%	23.6%
James M. Schmidt	16.8%	19.0%
Mary J. Twinem	16.0%	18.0%
Judith A. Shoulak	16.0%	18.0%
Kathleen M. Benning	16.0%	18.0%

  •
  2012 Total Earned Cash Incentive Compensation.  Each of the named executive officers set forth below earned the following amounts of annual cash incentive compensation based on 2012 performance:

Named Executive Officer	Cash Incentive Earned for 2012	Percentage of Base Salary for 2012
Sally J. Smith	$671,735	105.8%
James M. Schmidt	$379,530	84.3%
Mary J. Twinem	$322,583	79.7%
Judith A. Shoulak	$282,758	79.7%
Kathleen M. Benning	$238,950	79.7%

Equity Incentive Compensation

        The Committee believes equity is the most effective tool to align the executive team with the long-term interests of shareholders. Therefore, our equity incentive program is the most heavily-weighted component of pay for our named executive officers. The weight of each component in 2012 remained unchanged from 2011 (75% of the total grant date fair value in performance shares, 25% of the grant date fair value in stock options). We believe that this combination appropriately incentivizes management to focus on long-term profitable growth, while creating on-going alignment with shareholder value. Further, the Committee believes equity is an appropriate motivation tool and assists in the retention of critical senior leaders needed to drive our long-term growth strategy. In limited circumstances, the Committee may utilize time-based restricted stock unit grants to recognize significant achievements or for retention purposes.

        Performance Shares.    Our named executive officers receive annual grants of performance shares subject to certain vesting and performance conditions. The performance criterion for the performance shares is three-year cumulative net income. This measurement was chosen because it is a long-term reflection of shareholder value. Although the target grant date fair value for performance shares granted in 2012 was 150% of base salary and 75% for our other named executive officers, the actual number of performance shares awarded to each executive officer in 2012, which represents the maximum number of shares that may be earned, was determined by the following equation:

Base Salary	X	300% for Chief Executive Officer 150% for Chief Operating Officer 150% for Executive Vice Presidents	÷	Closing Stock price on the 1st day of our second fiscal quarter

        If the Company reaches its three-year cumulative net income target, 50% of these shares will vest and be paid out in an equal number of shares. 100% of the units will vest and be paid out in shares if the Company reaches its three-year cumulative net income maximum goal.

        For the 2010-2012 performance period, performance shares were granted on the basis of a three-year cliff vest, based on a three-year cumulative net income goal. The company achieved 111.5% of its target, and the executive officers, therefore, earned the maximum number of shares under the program. Payouts for the named executive officers for this performance period are summarized in the "Option Exercises and Stock Vested" table on page 32.

        For the 2011-2013 performance period and the 2012-2014 performance period, performance shares were also granted on the basis of a three-year cliff vest, based on a three-year cumulative net income goal. The shares will not vest until the end of the third fiscal year. Any performance shares not earned at the end of the three-year performance period are forfeited.

        Stock Options.    In 2012, our named executive officers received grants of seven-year stock options, which vest in four equal installments on the last day of each fiscal year starting with the year of grant. The grants were based on a percentage of the executive officer's base salary. The number of shares underlying stock options awarded to each executive officer in 2012 was determined by the following equation:

Base Salary	X	50% for Chief Executive Officer 25% for Chief Operating Officer 25% for Executive Vice Presidents	÷	Black-Scholes Value based on stock price on 1st day of second fiscal quarter

Special Equity Grants

        On March 12, 2012, Ms. Smith, Mr. Schmidt and Ms. Twinem were also granted special one-time restricted stock unit awards of 11,234, 2,808 and 2,808 units, respectively, that will vest on the third anniversary of the grant date if the individual remains employed by us. The purpose of these special awards was to serve as an additional retention tool for these key executives. The grant date fair value of these awards was $1,000,000 for Ms. Smith, and $250,000 for both Mr. Schmidt and Ms. Twinem.

Other Benefits

        Deferred Compensation Program.    We contribute an amount equal to a percentage of the executive officers' annual base salary to our nonqualified deferred compensation plan (the "Deferred Compensation Plan"). The Deferred Compensation Plan is an unfunded plan maintained to provide additional retirement benefits to the eligible employees as an executive retention tool. We make contributions to the Deferred Compensation Plan in an aggregate annual amount equal to 12.5% of base pay for the named executive officers.

        Participants self-direct the investment of their contributions in funds that are similar to the funds offered by our 401(k) Plan. The earnings or losses represent the general market earnings of investment elections made by each named executive officer.

        Company contributions and earnings thereon under the Deferred Compensation Plan ordinarily vest ratably over five years from date of hire. However, if an executive terminates employment with us and accepts employment with a competitor, the vested amount will be determined using a vesting schedule running ten years from the date of hire.

        The Deferred Compensation Plan permits participants to defer up to 100% of salary, cash incentive payments, and restricted stock unit payouts. In 2012, no named executive officers elected to defer a portion of her compensation.

        Upon termination of employment for participants, distributions will be made as follows: company-provided contributions will be distributed in five annual installments following termination of employment; at time of deferral election, participants choose whether they will receive distributions from the Deferred Compensation Plan as a lump sum payment or in annual installments upon termination. Participants may also elect for in-service withdrawals.

        Perquisites.    Consistent with our commitment to emphasize pay for performance, our executive officers receive very few perquisites that we believe are reasonable and comparable to other companies we compete with for executive talent. The Committee periodically reviews the levels of perquisites and other personal benefits provided to our executive officers.

        In addition to benefits available to all employees under company-wide health, dental, and life insurance plans, we provide executive officers the personal benefits described below, which are quantified in the column "All Other Compensation" of the "Summary Compensation Table" on page 28. Benefits are equal to approximately 70% of the executive officer's monthly base salary.

  •
  Executive physicals, individual disability insurance and supplemental life insurance equal to approximately three times the executive's base salary. The supplemental life insurance policies have a fixed value for the life of the policy, and will not be increased for subsequent salary adjustments. The supplemental disability insurance will provide monthly income to that person until the earlier of their recovery or their sixty-fifth birthday.

  •
  We also provide the executive officers with personal financial planning services.

  •
  We provide and maintain a company-owned vehicle for the Chief Executive Officer and Chief Financial Officer, and the other executive officers receive a $6,000 per year vehicle allowance.

Stock Ownership Guidelines

        We believe the executives and directors should have an appropriate equity interest in order to align their interests with those of our shareholders. We encourage executive officers to own stock by providing opportunities for stock ownership through stock options, performance shares, and an Employee Stock Purchase Plan. We grant non-employee directors $60,000 worth of fully-vested stock units annually. We instituted stock ownership guidelines in May 2011, and the stock ownership guidelines are as follows:

Director/Officer	Amount of stock required
Chief Executive Officer	Five times base salary
Chief Operating Officer	Three times base salary
Executive Vice Presidents	Three times base salary
Non-Employee Director	Three times annual cash retainer

        Executive officers and directors have six years to reach their stock ownership guidelines and the guidelines account for all stock held solely by the individual, including shares held outright, fully vested restricted stock units, "vested, in the money" stock options (current, pre-tax value of vested stock options if they were exercised; only takes into account stock options where current stock price is above grant price), stock purchased through the Employee Stock Purchase Plan, and stock held in deferred compensation accounts. Each of the named executive officers and each of the directors have met the ownership guidelines.

Separation and Change in Control Arrangements

        The named executive officers, in accordance with the terms of their respective employment agreements and award agreements under equity compensation plans, are eligible for benefits and payments upon certain terminations of employment as described under "Potential Payments Upon Termination or Change in Control" on page 33.

        Separation Benefits.    Severance payments for named executive officers have been and continue to be triggered upon (i) the company's failure to renew an employment agreement, (ii) the executive's resignation with good reason, or (iii) the company's termination of executive's employment without cause. The Employment Agreements provide for severance payments of base salary and medical benefits for 12 months if the executive has been employed by the company for less than five years and 18 months if the executive has been employed by the company for 5 years or more. Regardless of the length of the executive's length of service, the severance arrangements in the Employment Agreements also include payment of a pro-rated annual cash incentive for the year of termination based on actual performance against established goals. We believe that the severance arrangements are appropriate, given the service provided, the additional time that may be required for higher-level employees to secure other employment, and the benefit to the company of obtaining twelve-month non-compete and non-solicitation commitments and a general release from each executive.

        Change in Control Separation.    If a named executive officer's employment is terminated by the company without cause or by the executive for good reason within one year after a change in control in which outstanding equity awards are continued, assumed or replaced, then, in addition to the severance payments described in the previous paragraph, the exercisability of all of the executive's outstanding stock options will be accelerated and a pro rata portion of any outstanding performance shares, based on an assumed target level of performance will immediately vest. The Committee believes the use of a "double trigger" arrangement, requiring both a change in control and a termination of employment before accelerating vesting and exercisability, appropriately addresses several goals. It reflects the value to the company of avoiding the distraction and loss of key executives that may occur in connection with any potential or actual change in control, without providing accelerated benefits to executives who continue to enjoy employment after such a transaction. At the same time, the arrangement is believed to be more attractive to acquiring companies, who may place significant value on retaining members of the company's executive team. Consistent with best practices, no excise tax or income tax gross-ups are provided to offset any tax liability for any Change in Control Separation payments.

Say-on-Pay Frequency

        At our 2012 Annual Shareholders' Meeting our shareholders supported our recommendation to perform an annual say-on-pay vote. We will, therefore, hold an advisory vote on executive officer compensation each year. The next vote to determine the frequency of the compensation advisory vote will take place at the 2017 Annual Shareholders' Meeting.

ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION
(Proposal #2)

        The Company seeks a non-binding advisory vote from its shareholders to approve the compensation of our named executive officers as described in this proxy statement under "Executive Compensation" and "Compensation Discussion and Analysis."

        This proposal gives our shareholders the opportunity to express their views on the Company's named executive officer compensation. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when making future named executive officer compensation decisions. Our 2011 compensation was supported by over 98% of our shareholders, and the Compensation Committee did not make any significant changes to the compensation for 2012 because it felt that the compensation program fairly motivated and compensated our named executive officers, which was demonstrated by the strong support of the shareholders.

        Our executive compensation program has been designed to pay base salaries targeted at the median of our peer group with the opportunity to earn above this level when the Company's performance warrants it. The Committee looks to implement a compensation program that promotes consistent strong long-term growth in shareholder value and provide balanced incentives to executives and managers that reward a mix of annual and long-term financial performance.

        As we discuss under "Compensation Discussion and Analysis," we believe that under our compensation policies and decisions, our named executive officers should earn more than their base salaries if performance goals are met and be rewarded for long-term sustained growth in company value. Base salaries are targeted at the median of the market range and the incentive programs are designed so that named executive officers earn a meaningful amount of cash and equity if the Company meets its annual and long-term goals. The key drivers of named executive officer compensation were our fiscal 2012 performance, our performance for the previous three years and the individual performance of our named executive officers.

        We are presenting this proposal, which gives you as a shareholder the opportunity to approve our named executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

  RESOLVED, that the shareholders approve the compensation of the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the company's 2013 proxy statement.

        THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE COMPENSATION TABLES AND OTHERWISE IN THIS PROXY STATEMENT.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee was an officer or employee of the company during fiscal year 2012 or in any prior year, and no member of the Committee had a relationship which would require disclosure under Item 404(a) of Regulation S-K. There were no compensation committee interlocks as described in Item 407(e)(4) of Regulation S-K.

Compensation Committee Report

        The Compensation Committee evaluates and establishes compensation for executive officers and oversees the deferred compensation plan, the equity plan, and other management incentive, benefit, and perquisite programs. Management has the primary responsibility for the company's financial statements and reporting process, including the disclosure of executive compensation. With this in mind, the Committee has reviewed and discussed with management the "Compensation Discussion and Analysis" found on pages 13-27 of this Proxy Statement. Based on the review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Members of the Compensation Committee Michael P. Johnson, Chair Dale M. Applequist J. Oliver Maggard James M. Damian

 EXECUTIVE COMPENSATION

Summary Compensation Table

        The Summary Compensation Table sets forth certain information regarding compensation paid or accrued during our last three fiscal years to the Chief Executive Officer, Chief Financial Officer and the other three highest paid executive officers based on total compensation that was earned or accrued for fiscal year 2012.

        Any discretionary compensation payments to the named executive officers were made pursuant to the annual cash incentive program and are included below in the Summary Compensation Table under the heading "Non-Equity Incentive Plan Compensation."

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Sally J. Smith	2012	$635,000	$1,952,447	(6)	$317,497	$671,735		$205,533	$139,755	$3,921,967
Chief Executive Officer and	2011	$585,000	$526,508	(6)	$175,501	$687,024		—	$141,079	$2,115,112
President	2010	$560,000	$567,774	(6)	$195,245	$328,104		$185,347	$133,521	$1,969,990
James M. Schmidt	2012	$450,000	$587,444	(6)	$112,482	$379,530		$88,859	$91,956	$1,710,272
Chief Operating Officer	2011	$375,000	$281,247	(6)	$93,755	$413,663		$188,730	$83,252	$1,435,647
	2010	$320,000	$270,373	(6)	$92,971	$174,334		—	$75,849	$933,527
Mary J. Twinem	2012	$405,000	$553,689	(6)	$101,246	$322,583		$212,388	$90,642	$1,685,548
Executive VP and Chief	2011	$375,000	$281,247	(6)	$93,755	$384,600		$268,232	$93,387	$1,496,221
Financial Officer	2010	$360,000	$304,170	(6)	$104,605	$182,404		$8,181	$91,081	$1,050,441
Judith A. Shoulak	2012	$355,000	$266,264	(6)	$88,748	$282,758		$58,483	$82,634	$1,133,886
Executive VP, North	2011	$330,000	$247,492	(6)	$82,504	$338,488		—	$77,799	$1,076,243
American Operations	2010	$320,000	$270,373	(6)	$92,971	$161,804	(7)	$33,955	$67,489	$946,592
Kathleen M. Benning	2012	$300,000	$225,003	(6)	$74,988	$238,950		$45,517	$70,060	$954,517
Executive VP, Global Brand	2011	$285,000	$213,737	(6)	$71,252	$292,296		—	$67,052	$929,337
and Business Development	2010	$260,000	$219,678	(6)	$75,533	$117,707		$33,404	$63,858	$770,180

(1)
The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 in each fiscal year for restricted stock unit awards that we have made pursuant to our 2003 Equity Incentive Plan and 2012 Equity Incentive Plan. For a discussion of our valuation assumptions for 2012, see footnote 1(w) to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 30, 2012, filed with the Securities and Exchange Commission. See "Option Exercises and Stock Vested" table for shares and value realized by each named executive officer during 2012 from equity awards granted in earlier years, and the "Grants of Plan Based Awards" table for more information regarding the restricted stock unit awards we granted in 2012. For a discussion of our valuation assumptions for 2011 and 2010, see footnote 1(w) to our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 25, 2011 and December 26, 2010, respectively, filed with the Securities and Exchange Commission.
(2)
The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 in each fiscal year for stock option awards that we have made pursuant to our 2003 Equity Incentive Plan and 2012 Equity Incentive Plan. For a discussion of our valuation assumptions for 2012, see footnote 1(w) to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 30, 2012, filed with the Securities and Exchange Commission. For a discussion of our valuation assumptions for 2011and 2010, see footnote 1(w) to our consolidated financial statements included in our Annual Reports on Form 10-K for the years ended December 25, 2011, and December 26, 2010, respectively, filed with the Securities and Exchange Commission.
(3)
The amounts represent cash incentive awards made pursuant to our 2012, 2011, and 2010 annual cash incentive programs. Our 2012 annual cash incentive program is discussed in further detail in the "Compensation Discussion and Analysis" under "Annual Cash Incentive Compensation" on page 20. Although the performance conditions for these awards were satisfied in the year listed, pursuant to the terms of the annual cash incentive programs, executives did not receive payment until the following year. Therefore, the 2010 award was paid on February 25, 2011, the 2011 award was paid on February 24, 2012, and the 2012 award was paid on March 8, 2013.
(4)
Amounts shown for 2012, 2011 and 2010 reflect the total earnings on nonqualified deferred compensation under the Deferred Compensation Plan. Even though earnings on contributions to the plan are calculated in the same manner and at the same rate as earnings on comparable investments in our 401(k) Plan and are therefore not deemed above-market, such earnings are included here because this plan is not considered an "excess benefit plan." When total earnings are negative, they are not shown in this table. For further details, see "Compensation Discussion and Analysis" under "Other Benefits" on page 24 and the discussion on page 32 entitled "Nonqualified Deferred Compensation."

(5)
All other annual compensation for fiscal year 2012 consists of the items set forth in the table below:

	Auto Lease/ Allowance(a)	Executive Long-Term Disability Premiums	Executive Life Insurance Premiums	Contribution to 401(k) Plan	Deferred Compensation Plan Accrual(b)	Financial Planning Services
Sally J. Smith	$20,311	$4,330	$5,671	$10,000	$77,812	$21,630
James M. Schmidt	$6,000	$4,196	$1,634	$10,000	$53,906	$16,220
Mary J. Twinem	$10,615	$3,009	$1,110	$10,000	$49,688	$16,220
Judith A. Shoulak	$6,000	$3,960	$2,860	$10,000	$43,594	$16,220
Kathleen M. Benning	$6,000	—	$808	$10,000	$37,031	$16,220

(a)
The amounts shown for Ms. Smith and Ms. Twinem cover the lease of an automobile, insurance and maintenance of such automobile; the amounts shown for all other named executive officers represent an automobile allowance.
(b)
These amounts were contributed by us for the officers' account and exclude investment earnings (losses) on individual deferred compensation investment accounts. The deferred compensation vests on the basis of 20% for each year of service with Buffalo Wild Wings. Each of the named officers is fully vested.
(6)
For performance-based restricted stock units granted in 2012, 2011, and 2010 under our 2003 Equity Incentive Plan and 2012 Equity Incentive Plan, 50% of the restricted stock units will vest if the company achieves target performance, and the remaining 50% will vest if the company performs at maximum. At the time of the grants, we deemed achievement of target probable, and therefore the grant date fair values of the 2012, 2011, and 2010 awards as reflected in the Summary Compensation Table were calculated on that basis. Additionally, Ms. Smith, Mr. Schmidt and Ms. Twinem also received time-based restricted stock units in March 2012. The grant date values of these grants were $999,938, $249,940 and $249,940, respectively. If, instead, the performance-based restricted stock unit amounts had been calculated assuming the company would achieve maximum performance, the grant date fair values for the 2012 grants would have been as follows: Ms. Smith, $2,904,956 (including $999,938 time-based grant); Mr. Schmidt, $924,949 (including the $249,940 time-based grant); Ms. Twinem, $857,438 (including the $249,940 time-based grant); Ms. Shoulak, $532,529; Ms. Benning, $450,006. The grant date fair values for the 2011 grants would have been as follows: Ms. Smith, $1,023,750; Mr. Schmidt, $562,494; Ms. Twinem, $562,494; Ms. Shoulak, $494,984; Ms. Benning, $427,474. The grant date fair values for the 2010 grant would have been as follows: Ms. Smith, $979,958; Mr. Schmidt, $540,746; Ms. Twinem, $608,340; Ms. Shoulak, $540,746; Ms. Benning $439,356.
(7)
The value represented for the 2010 annual cash incentive award includes amounts deferred by the executive in the following amounts: Ms. Shoulak, $19,416.

Employment Agreements

        On September 16, 2008, we entered into amended and restated employment agreements with each of our then current executive officers, including the named executive officers. The initial term of the agreements ended on December 27, 2009, the last day of our 2009 fiscal year. On May 11, 2012, we entered into employment agreements with an additional two executive officers. The initial term of these agreements ended on December 30, 2012. The agreements provide for an automatic extension for successive one-year periods, each ending on the last day of the fiscal year, unless the agreement is terminated earlier or either party gives the other a non-renewal notice, and the agreements have thus been extended. The agreements provide for a base salary to be determined by the Board, or the Compensation Committee, on an annual basis. The base salaries for fiscal year 2012 are set forth in the Summary Compensation Table above.

        As provided in the employment agreements, the officers agree to maintain confidentiality, not compete with us during employment and for one year following employment, and not hire or solicit anyone affiliated with us in any way. The agreements provide for severance arrangements under certain terminations. See "Potential Payments Upon Termination or Change in Control" on page 33 for further information with respect to these termination provisions.

Grants of Plan-Based Awards During 2012

		Estimated Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)
											Grant Date Fair Value of Stock and Option Awards ($)(4)
										Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Sally J. Smith	N/A	$200,660	$635,000	$1,104,900	—		—	—	—	—	—
	03/12/12	—	—	—	—	—	—	11,234	—		$999,938
	03/26/12	—	—	—	7,566	10,088	20,176	—	—	—	$952,509
	03/26/12	—	—	—	—	—	—	—	7,799	$94.42	$317,497
James M. Schmidt	N/A	$113,400	$360,000	$621,450	—	—	—	—	—	—	—
	03/12/12	—	—	—	—	—	—	2,808	—	—	$249,940
	03/26/12	—	—	—	2,681	3,575	7,149	—	—	—	$337,504
	03/26/12	—	—	—	—	—	—	—	2,763	$94.42	$112,482
Mary J. Twinem	N/A	$95,985	$303,750	$523,665	—	—	—	—	—	—	—
	03/12/12	—	—	—	—	—	—	2,808	—	—	$249,940
	03/26/12	—	—	—	2,413	3,217	6,434	—	—	—	$303,749
	03/26/12	—	—	—	—	—	—	—	2,487	$94.42	$101,246
Judith A. Shoulak	N/A	$84,135	$266,250	$459,015	—	—	—	—	—	—	—
	03/26/12	—	—	—	2,115	2,820	5,640	—	—	—	$266,264
	03/26/12	—	—	—	—	—	—	—	2,180	$94.42	$88,748
Kathleen M. Benning	N/A	$71,100	$225,000	$387,900	—	—	—	—	—	—	—
	03/26/12	—	—	—	1,787	2,383	4,766	—	—	—	$225,003
	03/26/12	—	—	—	—	—	—	—	1,842	$94.42	$74,988

(1)
These columns show the range of payouts for fiscal 2012 performance under our cash incentive program described in the section titled "Annual Cash Incentive Compensation" in the "Compensation Discussion and Analysis" on page 20. The cash incentive payments for 2012 performance have been made based on the metrics described and are shown in the column "Non-equity Incentive Plan Compensation" of the "Summary Compensation Table" on page 28.
(2)
Grants made on March 26, 2012 reflect long-term incentive awards in the form of performance- based restricted stock units granted to each named executive officer in accordance with our 2012 equity incentive program described in the "Compensation Discussion and Analysis" under "Equity Incentive Compensation" on page 23. Some or all of these units are scheduled to vest on the third anniversary of the date of grant depending on the extent to which the company achieved a cumulative net income goal over the three-year performance period (fiscal 2012-2014).
(3)
Grants made on March 12, 2012, reflect long-term incentive awards in the form of time-based restricted stock units granted to Ms. Smith, Mr. Schmidt and Ms. Twinem. These grants will vest on the third anniversary of the date of grant, as long as these executives are still employed with the company.
(4)
The amounts represent stock options granted to each named executive officer on March 26, 2012 in accordance with our 2012 equity incentive program described in the "Compensation Discussion and Analysis" under "Equity Incentive Compensation" on page 23. The options vest ratably over a four-year period, and they expire on December 30, 2018.
(5)
The amounts represent the grant date fair value of each of the long-term incentive awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 1(w) to our audited financial statements included in our annual report on Form 10-K for the fiscal year ended December 30, 2012 filed with the Securities and Exchange Commission.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Sally J. Smith	3,000	—	$9.075	05/28/13	11,234	$999,938	39,222	$2,629,867
	3,189	—	$24.96	12/28/14			—	—
	13,559	—	$31.00	12/27/15			—	—
	6,155	2,052	$48.35	12/25/16			—	—
	3,587	3,588	$53.75	12/31/17			—	—
	1,950	5,849	$94.42	12/30/18			—	—
James M. Schmidt	2,935	—	$24.96	12/28/14	2,808	$249,940	17,614	$1,219,219
	5,952	—	$30.87	12/27/15			—	—
	2,931	977	$48.35	12/25/16			—	—
	1,916	1,917	$53.75	12/31/17			—	—
	691	2,072	$94.42	12/30/18			—	—
Mary J. Twinem	6,062	—	$30.87	12/27/15	2,808	$249,940	16,899	$1,167,782
	3,297	1,100	$48.35	12/25/16			—	—
	1,916	1,917	$53.75	12/31/17			—	—
	622	1,865	$94.42	12/30/18			—	—
Judith A. Shoulak	1,200	—	$9.075	05/28/13			14,849	$1,068,237
	5,148	—	$24.96	12/28/14			—	—
	4,762	—	$30.87	12/27/15			—	—
	2,931	977	$48.35	12/25/16			—	—
	1,686	1,687	$53.75	12/31/17			—	—
	545	1,635	$94.42	12/30/18			—	—
Kathleen M. Benning	300	—	$9.075	05/28/13			12,719	$915,005
	4,633	—	$24.96	12/28/14			—	—
	4,068	—	$30.87	12/27/15			—	—
	2,382	793	$48.35	12/25/16			—	—
	1,456	1,457	$53.75	12/31/17			—	—
	461	1,381	$94.42	12/30/18			—	—

(1)
The total options that were granted in each year vest to the extent of 25% of the total granted shares on the last day of each fiscal year beginning with the grant date year.
(2)
Represents the number of shares of Common Stock that an officer would receive under the time-based restricted stock units awarded March 12, 2012. These awards vest March 12, 2015.
(3)
The amounts reflect the value as calculated based on the closing price of our Common Stock on December 28, 2012, of $71.94
(4)
Represents the maximum number of shares of Common Stock that an officer would receive under the performance-based restricted stock units awarded March 28, 2011 and March 26, 2012, as follows:

Name	Grant Date	Vest on 12/29/13(a)—at maximum	Vest on 12/28/14(a)—at maximum
Sally J. Smith	03/28/11	19,046
	03/26/12		20,176
James M. Schmidt	03/28/11	10,465
	03/26/12		7,149
Mary J. Twinem	03/28/11	10,465
	03/26/12		6,434
Judith A. Shoulak	03/28/11	9,209
	03/26/12		5,640
Kathleen M. Benning	03/28/11	7,953
	03/26/12		4,766

(a)
The vesting is subject to certain performance targets being attained; therefore, the number of shares vesting may be less. For more information on the vesting conditions for the restricted stock unit awards, please see the discussion entitled "Equity Incentive Compensation" that is contained in the "Compensation Discussion and Analysis."

Option Exercises and Stock Vested During Fiscal 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Sally J. Smith	12,561	$638,761	20,045	$1,442,037
James M. Schmidt	4,300	$223,619	11,184	$804,577
Mary J. Twinem	6,984	$335,468	12,582	$905,149
Judith A. Shoulak	1,700	$125,582	11,184	$804,577
Kathleen M. Benning	2,900	$180,931	9,087	$653,719

(1)
Amounts reflect the difference between the exercise price of the stock option and the market price on the date of exercise.
(2)
The value realized reflects the market value of the stock on the date that the restricted stock units vested. These shares represent performance awards granted on March 29, 2010 that vested on December 30, 2012. The price of our Common Stock on December 28, 2012 was $71.94 per share.

Nonqualified Deferred Compensation

        We contribute a percentage of the executive officers' annual base salary to our Deferred Compensation Plan. The amount of our contribution for each executive is based on a percentage of base salary, which for 2012 was 12.5% for all of the named executive officers. The company's contributions under the Deferred Compensation Plan, along with earnings thereon, ordinarily vest ratably over five years from date of hire, except that such amounts will vest in full upon a participant's death, disability or reaching the age of 65, or upon a change in control of the company. If, however, a participant terminates employment with us and accepts employment with a competitor, his or her vested amount will be determined using a ratable vesting schedule running ten years from the date of hire.

        The Deferred Compensation Plan permits our named executive officer participants to defer up to 100% of compensation attributable to salary, bonus, and restricted stock unit payouts. All such contributions and the earnings thereon are immediately vested.

        The options available for investment under the Deferred Compensation Plan and their rates of return for the calendar year ended December 31, 2012 were as follows:

Investment Advisor	Investment Option	1 Year Rate of Return
Principal Global Investors	Large Cap S&P 500 Index R3 Fund	15.10%
Capital Research and Mgmt Co	American Funds Growth Fund of America R3 Fund	20.20%
Turner / Jacobs Levy	MidCap Growth III R3 Fund	8.74%
Principal Global Investors	SmallCap Blend R3 Fund	14.18%
Principal Global Investors	Diversified International R3 Fund	17.55%
Russell Investment Group	Russell LifePoints Conservative Strategy R3 Fund	8.09%
Russell Investment Group	Russell LifePoints Moderate Strategy R3 Fund	10.25%
Russell Investment Group	Russell LifePoints Balanced Strategy R3 Fund	12.21%
Russell Investment Group	Russell LifePoints Growth Strategy R3 Fund	13.24%
Multiple Sub-Advisors	Principal LifeTime Strategic Income R3 Fund	8.84%
Multiple Sub-Advisors	Principal LifeTime 2010 R3 Fund	11.29%
Multiple Sub-Advisors	Principal LifeTime 2020 R3 Fund	13.99%
Principal Global Investors	Money Market Institutional Fund	n/a
PIMCO	PIMCO Total Return R Fund	9.66%
Principal Global Investors	Bond & Mortgage Securities R3 Fund	6.88%
Fidelity Management & Research	Fidelity Advisor High Income Advantage T Fund	18.05%

        An executive may receive distributions of employer contributions and earnings thereon from the Deferred Compensation Plan as a lump sum payment in the event of his or her death, or in annual installments over five years in the event of disability or a separation from service. Distributions of an executive's contributions and earnings thereon may be made in a lump sum in the event of his or her death, a separation from service in connection with a change in control or his or her disability, or in annual installments over five years in the event of his or her disability or separation from service other than in connection with a change in control.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Sally J. Smith	$0	$77,812	$205,533	$72,853	$2,094,362
James M. Schmidt	$0	$53,906	$88,859	$0	$999,570
Mary J. Twinem	$0	$49,688	$212,388	$0	$2,290,787
Judith A. Shoulak	$0	$43,594	$58,483	$0	$487,291
Kathleen M. Benning	$0	$37,031	$45,517	$0	$393,184

(1)
Amounts are also reported as compensation to the named executive officers in the "All Other Compensation" column of the "Summary Compensation Table" on page 28.
(2)
Contributions to the Deferred Compensation Plan are invested as directed by participants in funds similar to those offered by our 401(k) Plan. Because earnings are calculated in a similar manner and at a similar rate as earnings on investments in our 401(k) Plan, such earnings are not deemed above market. Nevertheless, they are reported in the column of the Summary Compensation Table entitled "Change in Pension Value and Non-Qualified Deferred Compensation Earnings" because the Deferred Compensation Plan is not considered an "excess benefit plan".
(3)
The balances in this column include amounts which have been reported as 2010, 2011 and 2012 compensation in the "All Other Compensation," "Change in Pension Value and Non-Qualified Deferred Compensation Earnings" and "Non-Equity Incentive Plan Compensation" columns of the Summary Compensation Table for respective years as follows:

Name	2010	2011	2012
Sally J. Smith	$573,212	$72,344	$283,346
James M. Schmidt	$434,052	$235,032	$142,765
Mary J. Twinem	$736,985	$314,638	$262,076
Judith A. Shoulak	$114,782	$63,307	$102,077
Kathleen M. Benning	$65,654	$34,844	$82,548

Potential Payments Upon Termination or Change in Control

        As set forth under "Employment Agreements" on page 29, in September 2008, we amended and restated the employment agreements with each of our named executive officers. According to these employment agreements and our incentive plans, the named executive officers would be entitled to payments and benefits upon certain terminations. The employment agreements provide that, during the term of the agreement and for one year following termination of employment, the executives will not compete with us or solicit any of our employees or customers. Upon termination for "cause" (generally involving criminal conduct, gross misconduct, material violation of company policies or material breach of the employment agreements) or resignation without "good reason" (generally involving a material diminution of salary or authority, duties or responsibilities, a relocation of 50 miles or more in executive's principal office or material breach of the employment agreement), the named executive officers would not be entitled to any additional compensation or benefits, other than those earned or accrued but not yet paid at the date of termination, pursuant to the employment agreements. The employment agreements provide for severance payments upon (i) the company's failure to renew the agreement, (ii) resignation with "good reason," and (iii) termination "without cause" consisting of the following:

  •
  Base salary at time of termination for 18 months (assuming the executive has been employed for 5 years or more);

  •
  Cash incentive payment based on actual performance and pro-rated for year of termination (the portion relating to individual objectives will be deemed to have been met at a level resulting in a payout of 50% of the award amount allocated to such individual objectives);

  •
  Health insurance (employer's portion) for 18 months (assuming the executive has been employed for 5 years or more); and

  •
  If such resignation or termination occurs within one year of a change in control, vesting for the portion of the executive's outstanding restricted stock units that would vest at the end of the current fiscal year would accelerate and the executive's outstanding stock options would become fully exercisable for one year following termination.

        Severance payments will be made in a lump sum in connection with a resignation or termination following a change of control; in all other instances of termination of employment, payments will be paid according to normal payroll practices. Upon death or permanent disability, a pro rata portion of any outstanding performance shares, based on assumed target level of performance, will immediately vest and any outstanding stock options would be exercisable for one year to the extent such options were vested at the time of death or disability. With respect to performance share awards under the 2012 Equity Incentive Plan, upon termination of employment due to retirement (defined as involving an employee aged 55 or older with at least 10 years of service to the company), a pro rata portion of the performance shares that are earned at the end of the performance period will vest at that time. Upon a change in control, if outstanding performance shares are not continued, assumed or replaced, or if they are continued, assumed or replaced and an executive's employment is involuntarily terminated without case or is voluntarily terminated by the executive for good reason, then a pro rata portion of any outstanding performance shares, based on an assumed target level of performance, will immediately vest. Under the same circumstances in connection with a change in control, outstanding stock options will vest and become exercisable in full. In addition, our deferred compensation plan provides that vesting of employer contributions and earnings thereon would accelerate to 100% upon a change in control; however, the effect of this provision is limited because all of the current named executive officers are fully vested in such plan. The named executive officers would have the right to receive benefits or payments under any plan to the extent vested upon any termination or resignation.

        For these purposes, "change in control" is generally defined as a merger or consolidation involving the company, a sale of all or substantially all of the company's assets, the acquisition by a person or group of a 30% or greater beneficial ownership interest in the company, certain changes in the composition of the company's board of directors or shareholder approval of a complete liquidation or dissolution of the company.

        Assuming that the named executive officers' employment terminated at the close of business on December 30, 2012, the named executive officers would have been entitled to the following payments and benefits:

	Company's failure to renew agreement	Resignation without good reason; termination for cause	Resignation with good reason; termination without cause	Death or permanent disability	Within one year following a change in control with one of the following: resignation with good reason, termination without good reason or company's failure to renew employment agreement
Sally J. Smith
• Salary	$952,500	—	$952,500	—	$952,500
• Incentive(1)	$83,503	—	$83,503	—	$83,503
• Unvested stock options(2)	—	—	—	—	$113,672
• Deferred compensation(3)	—	—	—	—	—
• Health benefits(4)	$12,881	—	$12,881	—	$12,881
Totals	$1,048,883	—	$1,048,883	—	$1,162,556
James M. Schmidt
• Salary	$675,000	—	$675,000	—	$675,000
• Annual Incentive(1)	$47,250	—	$47,250	—	$47,250
• Unvested stock options(2)	—	—	—	—	$57,918
• Deferred compensation(3)	—	—	—	—	—
• Health benefits(4)	$12,881	—	$12,881	—	$12,881
Totals	$735,131	—	$735,131	—	$793,048
Mary J. Twinem
• Salary	$607,500	—	$607,500	—	$607,500
• Annual Incentive(1)	$40,500	—	$40,500	—	$40,500
• Unvested stock options(2)	—	—	—	—	$60,819
• Deferred compensation(3)	—	—	—	—	—
• Health benefits(4)	$12,881	—	$12,881	—	$12,881
Totals	$660,881	—	$660,881	—	$721,770
Judith A. Shoulak
• Salary	$532,500	—	$535,500	—	$535,500
• Annual Incentive(1)	$35,500	—	$35,500	—	$35,500
• Unvested stock options(2)	—	—	—	—	$53,734
• Deferred compensation(3)	—	—	—	—	—
• Health benefits(4)	$12,881	—	$12,881	—	$12,881
Totals	$580,881	—	$580,881	—	$634,615
Kathleen M. Benning
• Salary	$450,000	—	$450,000	—	$450,000
• Annual Incentive(1)	$30,000	—	$30,000	—	$30,000
• Unvested stock options(2)	—	—	—	—	$45,210
• Deferred compensation(3)	—	—	—	—	—
• Health benefits(4)	$12,881	—	$12,881	—	$12,881
Totals	$492,881	—	$492,881	—	$538,090

(1)
The amounts represent cash incentive awards made pursuant to our 2012 executive incentive program, which is discussed in further detail on page 20 under "Annual Cash Incentive Compensation" of the "Compensation Discussion and Analysis." For purposes of this presentation, it is assumed that the terminations occurred on the last day of the fiscal year, which is the date the incentive compensation based on company performance is deemed earned and accrued. Since, the earned bonus based on company performance would therefore be paid under all terminations, the amount shown is only the amount paid via the individual portion of the company-based incentive program. For those situations which include a value, the amount shown is 50% of the individual's maximum which is the amount that would be paid under these scenarios. The amount of the severance payment relating to incentive compensation would be the same regardless of whether the resignation or termination occurred within one year of a change of control.
(2)
The amount for each executive reflects the number of shares subject to the unvested portion of stock options that would have vested upon the applicable triggering event multiplied by the difference between the December 28, 2012 closing market price of our stock and the exercise price for each of the respective options.

(3)
All of the named executive officers are fully vested in the deferred compensation plan so no additional or accelerated payments would be triggered under any of the termination scenarios.
(4)
The amounts represent the employer's portion of premiums for health insurance that would be paid if the executive pays his or her portion.

Equity Compensation Plan Information

        The following table summarizes our equity compensation plan information as of December 30, 2012, our fiscal year end.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	611,523	(1)	$47.97	(2)	1,837,654	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	611,523		$47.97		1,837,654

(1)
Includes 436,401 shares underlying restricted stock units that may be issued upon achievement of performance goals and 23,225 time-based restricted stock units.
(2)
Weighted average exercise price of outstanding options excludes restricted stock units.
(3)
Includes 247,920 shares available for issuance under our Employee Stock Purchase Plan.

Compliance with Section 16(a) of the Exchange Act

        Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. To the best of our knowledge, during fiscal year 2012, all officers, directors, and greater than ten-percent beneficial owners complied with the applicable filing requirements on a timely basis, except (i) Kathleen Benning, Emily Decker, Lee Patterson, Mounir Sawda, James Schmidt, Judith Shoulak, Sally Smith and Mary Twinem each filed one late Form 4 to report vesting of restricted stock units on the same day by each such person; (ii) Lee Patterson filed two late Form 4s to report the sale of stock and exercise of stock options; and (iii) Andrew Block filed one late Form 4 to report the exercise of stock options.

Certain Relationships and Related Transactions

        Our Board of Directors has adopted a written policy with respect to related party transactions, which policy sets out procedures pursuant to which related party transactions are reviewed and approved. The policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404 of Regulation S-K), other than transactions generally available to all employees and transactions involving less than five thousand dollars ($5,000) when aggregated with all similar transactions. The Audit Committee is generally responsible for reviewing and assessing the adequacy of the policy and recommends to the Board revisions to such policy. The Audit Committee oversees administration of the policy. A related party transaction may be consummated if it is either (a) ratified or approved by the Audit Committee and is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party or (b) it is approved by the disinterested members of the Board of Directors.

        Since the beginning of fiscal 2012, there have been no reportable transactions or business relationships, other than as may be disclosed herein, between us and our executive officers, directors, director nominees, and affiliates.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal #3)

General

        The Board of Directors recommends that the shareholders ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 29, 2013. KPMG LLP has served as our accountants since 1994. The Audit Committee may direct the appointment of new independent auditors at any time during the year without notice to, or the consent of, the shareholders, and the Audit Committee would do so if it were in our best interest and the interest of our shareholders. KPMG LLP provided services in connection with the audit of our financial statements for the year ended December 30, 2012, and consultation on matters relating to accounting and financial reporting. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 29, 2013.

Audit Fees

        We paid the following fees to KPMG LLP for fiscal years 2012 and 2011:

	2012	2011
Audit Fees	$532,000	$490,000
Audit-Related Fees	36,000	27,000
Tax Fees	—	—
All Other Fees	76,000	—

	$644,000	$507,000

        Audit fees consist of fees billed or estimated to be billed to KPMG LLP for the audit of the annual financial statements included in our Annual Report on Form 10-K, review of financial statements included in the Quarterly Reports on Form 10-Q, and the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

        Audit-related fees consist of fees billed for services in connection with the audit of financial statements of our employee benefit plans and national advertising fund as well as other services that are related to the performance of the audit of our financial statements and are not reported under Audit Fees.

        All other fees consist of fees billed for consulting or special projects.

        The Audit Committee has considered whether provision of the above audit-related services is compatible with maintaining the registered public accounting firm's independence and has determined that such services are compatible with maintaining registered public accounting firm's independence.

Pre-Approval of Audit Fees

        Pursuant to its written charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for Buffalo Wild Wings by its independent registered public accounting firm or any other auditing or accounting firm. 100% of the services provided by KPMG LLP for the company during fiscal years 2011 and 2012 were pre-approved by the Audit Committee.

Report of Audit Committee

        The Board of Directors maintains an Audit Committee comprised of four of our outside directors. The Audit Committee's current member composition satisfies the Nasdaq rule that governs audit committees, Rule 5605(c), including the requirement that audit committee members all be "independent directors" as that term is defined by applicable Nasdaq and SEC rules.

        In accordance with its written charter adopted by the Board of Directors, which is available on Buffalo Wild Wings' website at www.buffalowildwings.com, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of our accounting, auditing and financial reporting practices. In performing its oversight responsibilities regarding the audit process, the Audit Committee:

  (1)
  reviewed and discussed the audited consolidated financial statements with management;

  (2)
  discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended; and

  (3)
  received the written disclosures from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the firm's communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm such firm's independence.

        Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2012, as filed with the Securities and Exchange Commission.

                      Members of the Audit Committee

                          J. Oliver Maggard, Chair
                          Robert W. MacDonald
                          James M. Damian
                          Jerry R. Rose

OTHER BUSINESS

        Management knows of no other matters to be presented at the 2013 Annual Meeting. If any other matter properly comes before the 2013 Annual Meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS

        Shareholder proposals (other than director nominations) that are submitted for inclusion in our proxy materials relating to our 2014 Annual Meeting must provide proof of ownership and follow the procedures set forth in SEC Rule 14a-8 and our By-Laws. To be timely, such proposals must be received by us at our principal executive office no later than December 5, 2013.

        If a shareholder desires to propose an item of business for consideration or to nominate persons for election as a director at our annual meeting, then the shareholder must comply with all of the applicable requirements set forth in our Bylaws, including timely written notice of such proposal or nomination delivered to our Secretary at our principal executive office. To be timely under our Bylaws for the 2014 annual meeting, we must receive such notice not earlier than the close of business on January 5, 2014 and not later than the close of business on February 14, 2014.

ANNUAL REPORT

        A copy of our Annual Report to Shareholders for the fiscal year ended December 30, 2012, including financial statements, accompanies this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated herein or is to be considered proxy soliciting material.

FORM 10-K

        Upon written request of any shareholder as of March 19, 2013, we will furnish, without charge, a copy of our annual report on Form 10-K for the fiscal year ended December 30, 2012, including the financial statements and a list of exhibits to such Form 10-K. We will furnish to any such person any exhibit described in the list accompanying the Form 10-K upon the advance payment of reasonable fees. Requests should be directed to Emily C. Decker, VP, General Counsel and Secretary of Buffalo Wild Wings, Inc., 5500 Wayzata Boulevard, Suite 1600, Minneapolis, Minnesota 55416. In addition, you may review and print the Form 10-K and all exhibits from the SEC's website at www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: April 5, 2013	Sally J. Smith, President and Chief Executive Officer

X Please mark your votes like this FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY To commence printing on this proxy card please sign, date and fax this card to this number: 212-691-9013 or email us your approval. SIGNATURE:________________________________________ DATE:__________ TIME:_______ Registered Quantity ________________ Broker Quantity________________ Note: SCOTTI to Email final approved copy for Electronic Voting website setup: Yes (THIS BOXED AREA DOES NOT PRINT) PRINT AUTHORIZATION Label Area 4” x 1 1/2” 1. Election of Directors 2. Advisory vote relating to executive officer compensation as disclosed in the 2013 Proxy Statement FOR WITHHOLD AUTHORITY THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. INSTRUCTION (To withhold authority to vote for any individual nominee, mark an X in “FOR” and strike a line through the nominee’s name in the list above) Signature Signature Date , 2013. NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS. 01. Sally J. Smith 02. J. Oliver Maggard 03. James M. Damian 04. Dale M. Applequist 05. Warren E. Mack 06. Michael P. Johnson 07. Jerry R. Rose VOTE BY INTERNET QUICK EASY IMMEDIATE Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. Buffalo Wild Wings, Inc. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR As a shareholder of Buffalo Wild Wings, Inc., you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on May 14, 2013. 3. Ratify the appointment of KPMG LLP FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN UPON FINAL APPROVAL FORWARD INTERNET & TELEPHONE VOTING TO SUNGUARD WITHOUT THE YELLOW BOX, BLUE BOX & CROP MARKS 10207 Buffalo Wild Wings_01 3/27/13 12:31 PM Page 1

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS BUFFALO WILD WINGS, INC. ANNUAL MEETING OF SHAREHOLDERS WEDNESDAY, MAY 15, 2013, 9:00 A.M. CENTRAL DAYLIGHT TIME The undersigned appoints Sally J. Smith and Mary J. Twinem, and each of them, as proxies, each with the power to appoint her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Buffalo Wild Wings, Inc. held of record by the undersigned at the close of business on March 19, 2013, at the Annual Meeting of Shareholders of Buffalo Wild Wings, Inc. to be held at 9:00 a.m. CDT on May 15, 2013, or at any adjournment thereof, at the Marriott Minneapolis West/St. Louis Park, 9960 Wayzata Blvd., Minneapolis, MN 55426. (Continued, and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders: The Notice, Proxy Statement and Annual Report on Form 10-K are available at: http://www. cstproxy.com/buffalowildwings/2013 BUFFALO WILD WINGS, INC. 5500 WAYZATA BOULEVARD, SUITE 1600 MINNEAPOLIS, MINNESOTA 55416 10207 Buffalo Wild Wings_01 3/27/13 12:31 PM Page 2

Dear Shareholder, The 2013 Annual Meeting of Shareholders of Buffalo Wild Wings, Inc., will be held at the Marriott Minneapolis West/St. Louis Park, 9960 Wayzata Blvd., Minneapolis, MN 55426, on Wednesday, May 15, 2013, at 9:00 AM (CDT). Proposals to be considered at the Annual Meeting: (1) to elect seven Directors to serve until the 2014 annual meeting of shareholders of the Company. (2) to approve an advisory vote relating to executive officer compensation as disclosed in the 2013 Proxy Statement. (3) to ratify the appointment of KPMG LLP. (4) to consider and act upon such other business as may properly come before the meeting. The Board of Directors recommends a vote “FOR” all proposals. Label Area 4” x 1 1/2” The Proxy Materials are available for review at: http://www.cstproxy.com/buffalowildwings/2013 BuffaloWildWings, Inc. 5500 Wayzata Boulevard, Suite 1600 Minneapolis, MN 55416 Label Area 4” x 1 1/2” You May Vote Your ProxyWhen You View The Material On The Internet. YouWill Be Asked To Follow The Prompts To Vote Your Shares. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. *Shareholders are cordially invited to attend the Annual Meeting and vote in person. Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your notice available when you access the above website. Follow the prompts to vote your shares. THIS AREA LEFT BLANK INTENTIONALLY COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: NOTICE OF ANNUALMEETING OF SHAREHOLDERS to be held on Wednesday, May 15, 2013 10207A BuffaloWingsNot_01 3/27/13 12:35 PM Page 1

Buffalo WildWings, Inc. 5500 Wayzata Boulevard, Suite 1600 Minneapolis, MN 55416 Important Notice Regarding the Availability Of Proxy Materials For the ShareholderMeeting to Be Held OnWednesday, May 15, 2013 This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. If you would like to receive a paper or e-mail copy of these documents, you must request one. There is no charge for such documents to be mailed to you. Please make your request for a copy as instructed below on or before May 3, 2013 to facilitate a timely delivery. The following Proxy Materials are available to you to review at: http://www.cstproxy.com/buffalowildwings/2013 - the Company’s Annual Report for the year ended December 30, 2012. - the Company’s 2013 Proxy Statement (including all attachments thereto). - any amendments to the foregoing materials that are required to be furnished to shareholders. ACCESSING YOUR PROXYMATERIALS ONLINE Have this notice available when you request a paper copy of the proxy materials or to vote your proxy electronically. You must reference your company ID, 9-digit proxy number and 10-digit account number. REQUESTING A PAPER COPY OF THE PROXYMATERIALS By telephone please call 1-888-221-0690 or By logging on to http://www.cstproxy.com/buffalowildwings/2013 or By email at: proxy@continentalstock.com Please include the company name and your account number in the subject line. 10207A BuffaloWingsNot_01 3/27/13 12:35 PM Page 2

QuickLinks

OUTSTANDING SHARES AND VOTING RIGHTS
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
CORPORATE GOVERNANCE
GOVERNANCE COMMITTEE REPORT
ELECTION OF DIRECTORS (Proposal #1)
COMPENSATION DISCUSSION AND ANALYSIS
Total Rewards Principles
Material Elements of the Executive Compensation Program
ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION (Proposal #2)
EXECUTIVE COMPENSATION
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal #3)
OTHER BUSINESS
SHAREHOLDER PROPOSALS
ANNUAL REPORT
FORM 10-K